MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

WIDEPOINT CORPORATION

AND

iSYS, LLC

AND

JIN KANG

Dated as of January 2, 2008

January 2, 2008

MEMBERSHIP INTEREST PURCHASE AGREEMENT

        This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of January 2, 2008 (the “Effective Date”), is entered into by and among WIDEPOINT CORPORATION, a Delaware corporation (the “Purchaser”); iSYS, LLC, a Virginia limited liability company (the “Company”); and Jin Kang, a resident of the Commonwealth of Virginia and is the sole member of the Company (the “Sole Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10.

RECITALS

        A.        The Sole Member owns all of the issued and outstanding membership interests of the Company.

        B.        The Purchaser desires to purchase and acquire from the Sole Member, and the Sole Member desires to sell and transfer to the Purchaser, all of the Company Membership Interests (as described in Section 2.3(a) owned by the Sole Member immediately prior to the Closing (as defined in Section 1.3), which in the aggregate will constitute all of the issued and outstanding Company Membership Interests at such time, for the consideration, and upon the terms and subject to the conditions set forth in this Agreement and the related documents to be executed and delivered in connection herewith (the “Acquisition”).

        C.        The Company, the Sole Member and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition.

        NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE 1
THE ACQUISITION

        1.1        Incorporation by Reference. The foregoing introductory recital paragraphs are hereby incorporated into this Agreement as if fully set forth herein.

        1.2        The Acquisition. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, at the Closing, the Purchaser shall purchase and acquire from the Sole Member, and the Sole Member shall sell and transfer to the Purchaser, all Membership Interests in the Company immediately prior to the Closing for and in exchange of the Acquisition Consideration (as defined in Section 1.4). Following the Closing, the Purchaser shall own all of the issued and outstanding Membership Interests and any other ownership interests of the Company.

January 2, 2008

        1.3        Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Acquisition (the “Closing”), which is expected to take place on or after January2, 2008 (the “Closing Date”), will take place upon satisfaction or waiver of the conditions set forth in Article 6, at the offices of Foley & Lardner LLP, 3000 K Street, NW, Suite 500, Washington, DC 20007, unless another place or time is mutually agreed to in writing by the Purchaser and the Sole Member.

        1.4        Acquisition Consideration.

        Upon the terms and subject to the conditions set forth in this Agreement and upon the representations, warranties covenants and agreements of the Company and the Sole Member contained herein, and in exchange for all Membership Interests in the Company at the Closing, the Purchaser shall pay to the Sole Member the following consideration (collectively, the “Acquisition Consideration”):

            (a)       Purchase Price Payable at the Closing. The portion of the Acquisition Consideration payable by the Purchaser to the Sole Member at the Closing for all the Membership Interests, pursuant to all other terms and conditions of this Agreement, shall be as follows:

                (i)        cash payable by the Purchaser to the Sole Member at the Closing in the amount of Five Million Dollars ($5,000,000.00) (the “Closing Cash Consideration”);

                (ii)        cash payable by the Purchaser to the Sole Member on the earlier of either April 1, 2009 or the business day immediately following the filing by the Purchaser of its Annual Report on Form 10-K for the year ending on December 31, 2008, in the amount of Two Million Dollars ($2,000,000.00) (the “Installment Cash Consideration”), as evidenced by the Installment Cash Note in the form attached hereto as Exhibit C (the “Installment Cash Note”); and

                (iii)        One Million Five Hundred Thousand (1,500,000) privately issued shares of common stock of Purchaser (the “Stock Consideration”), which shares shall be subject to piggy-back registration rights as described in greater detail in Section 6.3(l) of this Agreement.

            (b)       Earnout. The Acquisition Consideration shall also include the right of the Sole Member to receive an aggregate of up to an additional Six Million Dollars ($6,000,000.00) (the “Earnout Amount”) during the four (4) year period consisting of the calendar years of 2008, 2009, 2010 and 2011 (with each such year being an “Earnout Year” and with the entire 4-year period being the “Earnout Period”). The actual portion, if any, of the Earnout Amount that the Sole Member may earn in any Earnout Year shall be as determined by the formula set forth in greater detail in Exhibit A of this Agreement.

                (i)        The calculation of whether any portion of the Earnout Amount, if any, has been earned for any Earnout Year shall be measured for such Earnout Year at the time of the completion and filing by Purchaser of the audited, consolidated financial statements of Purchaser, including the financial results of the Company as then owned and controlled by Purchaser, with the United Stated Securities and Exchange Commission (“SEC”), all as provided in greater detail under Section 1.4(c) below.

January 2, 2008

                (ii)        In the event any portion of the Earnout Amount is earned by Sole Member for any Earnout Year, then fifty percent (50%) of any such Earnout Amount shall be payable in cash and fifty percent (50%) of any such Earnout Amount shall be payable in privately issued shares of common stock of Purchaser (the “Earnout Shares”). The maximum number of whole Earnout Shares shall equate to Three Million shares of Purchaser’s common stock, with the value of such shares being equal to $1.00 per common share.

                (iii)        At the Closing, in addition to the shares issued to the Sole Member in accordance with Section 1.4(a)(iii), Purchaser shall privately issue in the name of the Sole Member the Earnout Shares as determined at closing as further described in Section 1.4(b)(ii) above, with such shares being Three Million shares of Purchaser common stock (the “Escrow Shares”), which Escrow Shares shall be physically delivered to the law firm of Foley & Lardner LLP (the “Escrow Agent”), to be held in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit B for purposes of the possible release of the Escrow Shares as part of the Earnout Shares under the potential Earnout Amount that Sole Member may earn during the Earnout Period. The Escrow Agreement shall include an irrevocable proxy in which the Sole Member irrevocably appoints WidePoint’s then serving Chief Executive Officer and Chief Financial Officer as proxies with the sole rights to vote all Escrow Shares for as long as such shares are held in escrow under the terms of this Agreement. All Escrow Shares shall be subject to piggy-back registration rights as described in greater detail in Section 6.3(l) of this Agreement.

January 2, 2008

            (c)       Earnout Calculation and Payment. Purchaser shall deliver to Sole Member, on the date of the filing by Purchaser of the Purchaser’s Annual Report on Form 10-K with the SEC after the end of each Earnout Year during the Earnout Period, a statement showing in sufficient detail whether any portion of the Earnout Amount has been earned by the Sole Member under the terms of the formula set forth in greater detail in Exhibit A of this Agreement for that applicable Earnout Year, as well as the calculation pursuant to which such determination was made (“Earnout Statement”). In the event the employment of Jin Kang with the Company is terminated after the Closing and during the Earnout Period either by the Company without Cause or by Jin Kang with Good Reason, then the Earnout Amount for each remaining Earnout Year, including the then current Earnout Year, shall be deemed to have been achieved by the Sole Member as of the date such Earnout Amount would have been achieved for each such Earnout Year under this Section 1.4(c) and the Earnout Amount for the then current Earnout Year and each remaining Earnout Year shall be paid at such time or times as it otherwise is required to be paid in accordance with provisions of this Agreement. Purchaser and Sole Member shall in good faith attempt to agree upon the amount of the earnout payment, if any (the “Earnout Payment”), within thirty (30) days after the receipt by Sole Member of each Earnout Statement. If the parties are able to agree on the amount of the Earnout Payment for a particular Earnout Year during the Earnout Period, then Purchaser, directly or through one of its subsidiaries, shall make the Earnout Payment within ten (10) business days after the day such agreement was reached. In the event of a dispute regarding an Earnout Payment, the undisputed portion of the Earnout Payment, if any, shall be paid within ten (10) business days after an agreement as to the undisputed portion of an Earnout Payment is reached. Any disputed portion of the Earnout Payment shall be determined, at Purchaser’s expense, by Purchaser’s independent accounting firm (“Purchaser’s Accountants”), and Purchaser shall deliver the report of Purchaser’s Accountants on the Earnout Payment (“Earnout Report”) to Sole Member within ten (10) business days after the filing by Purchaser of the Purchaser’s Annual Report on Form 10-K with the SEC after the end of the applicable Earnout Year. Sole Member shall notify Purchaser of any objections to the Earnout Report within sixty (60) days after Sole Member receives the Earnout Report. If Sole Member does not notify Purchaser of any objections to the Earnout Report by the end of that sixty-day period, then the Earnout Report, as prepared by Purchaser’s Accountants, shall be considered final on the last day of that sixty (60)-day period. If Sole Member does notify Purchaser of any objections to the Earnout Report by the end of that sixty (60)-day period, and Purchaser and Sole Member are unable to resolve their differences (after attempting in good faith to do so) within fifteen (15) days thereafter, then the disputed items on the Earnout Report shall be reviewed, as soon as reasonably possible, at the expense of Sole Member by the independent accounting firm of Sole Member (“Sole Member’s Accountants”). Sole Member and Purchaser shall instruct their respective Accountants to, in good faith, use reasonable efforts to resolve such disputed items to their mutual satisfaction and to deliver a final Earnout Report to Sole Member and Purchaser as soon as reasonably possible. If the Sole Member’s Accountants and Purchaser’s Accountants are unable to resolve any such disputed items within thirty (30) days after receiving such instructions, then the remaining disputed items shall be submitted to either (i) one arbitrator as mutually agreed upon by each of Sole Member and Purchaser within fifteen (15) days after the expiration of the preceding thirty (30)-day period during which the Sole Member’s Accountants and Purchaser’s Accountants are unable to resolve any such disputed items or (ii) in the event Sole Member and Purchaser are not able to mutually agreed upon an arbitrator, then each of Sole Member and Purchaser shall select one (1) arbitrator and then those two (2) selected arbitrators shall select a third arbitrator, with such three (3) arbitrators to then meet promptly thereafter to resolve any disputed portion of such Earnout Payment. The decision by such arbitrator(s) shall be binding upon the parties. Sole Member and Purchaser shall each pay for fifty percent (50%) of the costs of such arbitration. The arbitrator(s) shall be instructed to deliver a final Earnout Report to Sole Member and Purchaser as soon as possible, which shall be final and binding on the parties. Within fifteen (15) business days after the Earnout Report is finalized in accordance with this Section 1.4(c), any unpaid portion of the Earnout Payment, if any, shall be paid to Sole Member.

        1.5        Taking of Necessary Action; Further Action. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Purchaser or the Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the manager and Sole Member of the Company are fully authorized to take, and will take, all such lawful and necessary action. If, at any time after the Closing, any further action is necessary or desirable to vest the Sole Member with full right, title and possession to and of the Acquisition Consideration, the officers and directors of the Purchaser are fully authorized to take, and will take, all such lawful and necessary action.

January 2, 2008

        1.6.       Purchase Price Adjustment.

            (a)        Notwithstanding anything contained in this Agreement to the contrary, the Sole Member guarantees that the Company’s adjusted working capital measured as of the close of business on the Closing Date (the “Adjusted Working Capital”) shall be no less than Two Million Dollars ($2,000,000.00) (the “Minimum Working Capital Amount”). Adjusted Working Capital shall be the current assets of the Company minus the current liabilities of the Company, as determined prior to the Closing by mutual agreement of the parties in accordance with GAAP (as defined in Section 2.7) and as adjusted as hereinafter provided.

            (b)        If, on the Closing Date, Adjusted Working Capital is less than the Minimum Working Capital Amount, then the Sole Member shall promptly make an additional capital contribution to the Company in cash in an amount equal to the shortfall difference by which the Adjusted Working Capital is less than the Minimum Working Capital Amount. The amounts to be determined under this Section 1.6(b) shall be based upon estimated financial statements to be prepared by the Company, and mutually agreed to by the parties, and thereafter presented to the Purchaser at least three (3) business days immediately prior to the Closing Date. These estimated financial statements shall be attached hereto as Schedule 1.6(b).

            (c)        On or before February 28, 2007 (the “First Post-Closing Adjustment Date”), the Company and its existing independent auditor shall deliver to the Purchaser the audited and finalized 2007 Company Financials as described in Section 7.5 of this Agreement. If, on the First Post-Closing Adjustment Date, Adjusted Working Capital measured as of the Closing Date is less than the Minimum Working Capital Amount, then the Sole Member shall pay such deficiency in cash to the Purchaser. If, on the First Post-Closing Adjustment Date, Adjusted Working Capital measured as of the Closing Date is greater than the Minimum Working Capital Amount, then the Purchaser shall pay such excess in cash to the Sole Member as an increase to the Acquisition Consideration. Any such adjustments shall be performed by the parties within fifteen (15) days of the First Post-Closing Adjustment Date.

            (d)        If, on the last day of the month in which the date that istwelve (12)months after the Closing Date is contained (the “Second Post-Closing Adjustment Date”), any accounts receivable reflected in the 2007 Company Financials have not been fully collected by the Company as of the Second Post-Closing Adjustment Date, the Acquisition Consideration shall be reduced by the amount of such deficiency. The Purchaser shall be entitled to reduce the principal amount of the Installment Cash Note first by the amount of such deficiency, and next to reduce any other portion of the Acquisition Consideration by any remaining deficiency, all without limiting the rights of the Purchaser to seek and obtain payment from the Sole Member for the amount of any remaining deficiency. If the Company or Purchaser subsequently collects any accounts receivable that were uncollected as of the Second Post-Closing Adjustment Date, the Company and Purchaser shall be entitled to retain any such collections.

January 2, 2008

        (e)        In the event of any adjustment to the Acquisition Consideration is necessary under the terms of this Agreement, then the Purchaser shall deliver the calculation and determination of any adjustment to the Acquisition Consideration (the “Adjustment”) to the Sole Member within fifteen (15) days after each of the First Post-Closing Adjustment Date and the Second Post-Closing Adjustment Date. Such calculation shall be deemed conclusive and binding on the parties for purposes of computing the Adjustment unless the Sole Member objects to the determination of the Adjustment by delivering a detailed statement describing his objections to the Purchaser within fifteen (15) days after receiving the written determination of the Adjustment and supporting calculations from the Purchaser. The Purchaser and the Sole Member will use reasonable efforts to resolve any such objections themselves. Any dispute regarding the determination of the Adjustment shall be resolved in the manner set forth below in Section 1.6(g). If the Sole Member does not provide such written notice to Purchaser within such 15-day period, then Purchaser shall make the appropriate Adjustment in accordance with this Section 1.6 within ten (10) days after the date by which the Sole Member was required to provide such written notice under this Section 1.6(e).

            (f)        In the event the Adjustment results in a reduction in the principal amount of the Installment Cash Note, then the original Installment Cash Note shall be deemed to have been canceled on the Post-Closing Adjustment Date, and the Sole Member shall have the right to receive a replacement promissory note (the “Replacement Note”) from the Purchaser. Upon surrender of the original Installment Cash Note for cancellation to the Purchaser, the Purchaser shall promptly issue the Replacement Note to the Sole Member, which Replacement Note shall have a principal balance equal to the principal balance of the original Installment Cash Note less the portion of the Adjustment that results in a reduction in the principal amount of the original Installment Cash Note. The reduced principal amount and interest on the reduced principal amount of the Replacement Note shall be payable on the same terms and conditions as the original Installment Cash Note.

            (g)       Dispute Resolution Mechanism. If the parties do not obtain a final resolution of a dispute regarding the determination of the Adjustment under this Section 1.6 within thirty (30) days after Purchaser has received the statement of objections from the Sole Member, the Purchaser and the Sole Member will select an accounting firm mutually acceptable to them to resolve any remaining objections. If Purchaser and Sole Member are unable to agree on the choice of an accounting firm, Purchaser will select a independent certified public accounting firm. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Purchaser will revise the determination of the Adjustment to reflect the resolution of any objections thereto.

            (h)        In the event the parties submit any unresolved objections with respect to the determination of any Adjustment to an accounting firm for resolution as provided herein, Purchaser and Sole Member will share responsibility for the fees and expenses of the accounting firm as follows:

                (A)        if the accounting firm agrees with Purchaser’s determination of the amount of the Adjustment (with the amount so determined by the Purchaser referred to herein as the “Purchaser’s Value”), Sole Member will be responsible for all of the fees and expenses of the accounting firm incurred in connection with the preparation of the determination with which the accounting firm agrees;

January 2, 2008

                (B)        if the accounting firm agrees with the Sole Member’s determination of the amount of the Adjustment (with the amount so determined by the Sole Member referred to herein as the “Sole Member’s Value”), Purchaser will be responsible for all of the fees and expenses of the accounting firm incurred in connection with the preparation of the determination with which the accounting firm agrees; and

                (C)        if the accounting firm determines that the amount of the Adjustment (the “Actual Value”) is different from either the Purchaser’s Value or the Sole Member’s Value, the party whose determination is closest to the Actual Value will be responsible for that fraction of the fees and expenses of the accounting firm equal to (x) the difference between the closest party’s determination and the Actual Value over (y) the greater of the difference between (I) the Purchaser’s Value and the Sole Member’s Value and (II) the other party’s determination (which is furthest from the Actual Value) and the Actual Value, and the other party will be responsible for the remainder of the fees and expenses.

                (D)        Each party will make the work papers and back-up materials used in determining the Purchaser’s Value and Sole Member’s Value available to the other party and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (I) the preparation of Purchaser’s Value or Sole Member’s Value, (II) the review by either party of the other party’s determination of the Adjustment, and (III) the resolution by the parties of any objections thereto.

        1.7        Allocation of the Acquisition Consideration.

            (a)        Allocation. The Purchaser, Sole Member and the Company agree that a purchase price allocation will be completed in accordance with GAAP and in accordance of Section 1060 of the Code by an independent third party expert to be jointly appointed by the Purchaser and Sole Member. The allocation shall be completed no later than December 31, 2008 for the period ending as of December 31, 2007. The expense of such allocation will be borne by the Purchaser. The Purchaser and Sole Member shall mutually inform the independent third-party expert that the Purchaser and Sole Member desire to maximize the amount of the Purchase Price allocable to goodwill and intangibles that are treated as capital assets for federal income tax purposes.

            (b)        Cooperation. The Purchaser and the Sole Member will cooperate in the timely preparation of the respective Forms 8594 with respect to the sale of the Company’s assets and Purchaser’s payments hereunder. The Purchaser and Sole Member shall promptly give each other party notice of any changes to the foregoing information prior to the due date of any Form 8594.

            (c)        Binding Effect. The Purchaser, the Sole Member and the Company shall be bound by the purchase price allocation for both GAAP and Tax purposes and shall apply such allocation for all purposes, including determining any Taxes, shall prepare and file all Tax Returns, including Form 8594, in a manner consistent with such allocations, and shall not take any position inconsistent with such allocation in any Tax Return, proceeding before any Governmental or Regulatory Authority or otherwise. In the event that any allocation hereunder is questioned, audited or disputed by any Governmental or Regulatory Authority, the party receiving notice thereof shall promptly notify and consult with the other parties concerning the strategy for he resolution thereof, and shall keep the other parties apprised of the status of such question, audit or dispute and the resolution thereof.

January 2, 2008

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND SOLE MEMBER

        The Company and the Sole Member hereby jointly and severally represent and warrant to the Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule and schedule of exceptions (the “Company Disclosure Schedule”) delivered herewith and dated as of the Effective Date (which Company Disclosure Schedule shall (i) be deemed to be representations and warranties as if made hereunder and (ii) adequately describe the exceptions and specifically reference the Section hereof to which it applies), as follows:

        2.1        Organization and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has full limited liability company power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign entity in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Section 2.1 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses or leases from third parties substantial tangible Assets and Properties, or has employees.

        2.2        Authority Relative to this Agreement. The Company has full limited liability company power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s manager and its Sole Member have approved this Agreement. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the manager and Sole Member of the Company, and no other action on the part of the manager and Sole Member of the Company is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, as applicable, duly and validly executed and delivered by the Company and each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

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        2.3        Membership Interests and Ownership.

            (a)        The Sole Member owns one hundred percent (100%) of all the issued and outstanding Membership Interests of the Company as of the Effective Date and as of the Closing Date. There are no other record owners nor any beneficial owners of any membership interests in the Company, or any other securities of the Company, and there are no other issued or outstanding Membership Interests of the Company nor any rights by any person or entity to acquire or obtain any rights in any Membership Interests of the Company.

            (b)        No portion of the Company’s Membership Interests has been issued subject to a repurchase option or buy-back agreement on the part of the Company.

            (c)        There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Membership Interests created by statute, the articles of organization or operating agreement of the Company, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing additional Membership Interests in the Company.

            (d)        The Company is not a party or subject to any agreement or understanding, and there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, transferability of interest with respect to the Membership Interests of the Company, including any voting trust agreement or proxy. No debt securities of the Company are issued and outstanding.

        2.4        Subsidiaries. The Company has no (and prior to the Closing will have no) Subsidiaries and has not had any Subsidiaries since the Company’s inception. The Company does not (and prior to the Closing will not) otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

        2.5        Manager; Officers. The name of the manager and each officer (if applicable) of the Company on and his or her position with the Company are listed on Section 2.5 of the Company Disclosure Schedule.

        2.6        No Conflicts. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party does not, and the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

January 2, 2008

            (a)        conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization or operating agreement (or similar organizational documents) of the Company;

            (b)        subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.6(c) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

            (c)        except as disclosed in Section 2.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of (except for such consents approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities laws), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Assets and Properties of the Company is bound.

        2.7        Company Financial Statements. Section 2.7 of the Company Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company as of December 31, 2004, 2005 and 2006; (ii) the related audited consolidated statements of operations and statements of cash flows for such fiscal years ended December 31, 2004, 2005 and 2006; (iii) the unaudited consolidated balance sheet of the Company as of September 30, 2007; and (iv) the related unaudited consolidated statement of operations and statement of cash flows for the nine (9) month period ended September 30, 2007 (collectively, the “Company Financials”). The Company Financials (i) have been prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time (“GAAP”), applied on a consistent basis, (ii) are complete and correct, (iii) are in accordance with the Books and Records of the Company and (iv) present fairly, in all respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein.

        2.8        Minute Books and Stock Records; Organizational Documents. Copies of the minute books and Membership Interests record books of the Company (a) have been provided or made available to the Purchaser or its counsel prior to the execution of this Agreement, and (b) are complete and correct in all respects. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of each of the manager and members of the Company from the applicable date of the organization of the Company through the Effective Date. The Company has prior to the execution of this Agreement made available to the Purchaser or its counsel true and complete copies of the articles of organization and operating agreement (or similar organizational documents) of the Company each as amended through the Effective Date. The Company is not in violation of any provisions of its article of organization or operating agreement (or similar organizational documents).

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        2.9        Absence of Changes. Since January 1, 2007 (the “Measurement Date”), except as set forth in Section 2.9 of the Company Disclosure Schedule, there has not been any occurrence or event which, individually or in the aggregate, has had or is reasonably expected to have any material adverse effect upon the Business or Condition of the Company. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in Section 2.9 of the Company Disclosure Schedule, since the Measurement Date:

            (a)        the Company has not entered into any Contract, other than with the Purchaser or its Affiliates, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

            (b)        the Company has not entered into any Contract, other than with the Purchaser and its Affiliates, as part of a Business Combination;

            (c)        the Company has not altered or entered into any Contract or other commitment to alter its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest on the date hereof;

            (d)        the Company has not entered into any strategic alliance, joint development or joint marketing Contract;

            (e)        there has not been any amendment or other modification (or agreement to do so) or violation of the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

            (f)        the Company has not entered into any transaction with the Sole Member nor any officer, manager, Affiliate or Associate of the Company, other than pursuant to any Contract disclosed to the Purchaser pursuant to Section 2.9(e), Section 2.18(a) or Section 2.20 of the Company Disclosure Schedule or other than pursuant to any Contract of employment listed pursuant to Section 2.18(a) of the Company Disclosure Schedule;

            (g)        the Company has not entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in the Company Disclosure Schedule;

January 2, 2008

            (h)        no Action or Proceeding has been commenced or, to the knowledge of the Company, its officers, managers and/or the Sole Member, threatened by or against the Company;

            (i)        (1) the Company has not issued, granted, delivered, sold or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any portion of the Membership Interests in the Company, (2) the Company has not modified or amended the rights of any holder of any Membership Interest in the Company, and (3) there have not been any agreements, arrangements, plans or understandings obligating the Company to make any such modification or amendment;

            (j)        there has not been any amendment to the Company’s articles of organization or operating agreement (or similar organizational documents);

            (k)        there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than as disclosed in Section 2.9 of the Company Disclosure Schedule;

            (l)        the Company has not made or agreed to make any material disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than dispositions of inventory, or nonexclusive licenses of Assets or Properties in the ordinary course of business of the Company consistent with past practice;

            (m)        the Company has not made or agreed to make any purchase of any Assets and Properties of any Person other than acquisitions of inventory, or licenses of Assets or Properties, in the ordinary course of business of the Company consistent with past practice

            (n)        the Company has not made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in the aggregate in an amount exceeding Ten Thousand Dollars ($10,000.00);

            (o)        the Company has not made or agreed to make any write-off or write-down, any determination to write-off or write-down, or revalue, any of the Assets and Properties of the Company, or change any reserves or Liabilities associated therewith, in the aggregate in an amount exceeding Ten Thousand Dollars ($10,000.00);

            (p)        the Company has not made or agreed to make payment, discharge or satisfaction, in an amount in excess of Ten Thousand Dollars ($10,000), in any one case, or Twenty Thousand Dollars ($20,000) in the aggregate of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since the Measurement Date;

January 2, 2008

            (q)        the Company has not failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company, except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

            (r)        the Company has not issued or sold any debt securities of the Company or guaranteed any debt securities of others;

            (s)        the Company has not granted any severance or termination pay to any officer, employee, consultant, other person or other entity, except payments made pursuant to written Contracts, copies of which have been made available to the Purchaser and which are disclosed in Section 2.9(t) of the Company Disclosure Schedule;

            (t)        except pursuant to a Contract disclosed to the Purchaser pursuant to Section 2.9(e) or Section 2.18 of the Company Disclosure Schedule, the Company has not (i) granted or approved any increase in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, manager, member, employee, independent contractor or consultant of the Company or (ii) paid or agreed or made any commitment to pay any discretionary or stay bonus;

            (u)        the Company has not paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, member, manager, employee or consultant of the Company in the ordinary course of business) to any current or former officer, member, manager, employee, independent contractor or consultant of the Company;

            (v)        the Company has not adopted, entered into, amended, modified or terminated (partially or completely) any Plan;

            (w)        the Company has not made any change in accounting policies, principles, methods, practices or procedures (including, without limitation, for bad debts, contingent liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

            (x)        the Company has not commenced or terminated, or made any material change in, any line of business;

            (y)        there has been no physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company in the aggregate in an amount exceeding Five Thousand Dollars ($5,000); and

            (z)        the Company has not entered into or approved any contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause, or having the effect of, any of the foregoing, including, without limitation, with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

January 2, 2008

        2.10        No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials (including, without limitation, the notes thereto and current liabilities for working capital purposes) or as disclosed in Section 2.10 of the Company Disclosure Schedule, there are no material Liabilities of the Company or affecting any of its Assets and Properties (other than Liabilities incurred in the ordinary course of business consistent with past practice since the Measurement Date which are not for tort or for breach of contract).

        2.11        Taxes.

            (a)        The Company and the Sole Member have timely filed all Tax Returns required to be filed. All such Tax Returns were true, correct and complete in all respects. All Taxes owed by the Company and/or the Sole Member (whether or not shown on any Tax Return) have been paid except for Taxes not yet due. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any Governmental or Regulatory Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No claim has ever been made in writing by any Governmental or Regulatory Authority in any jurisdiction where the Company files Tax Returns that the Company is or may be subject to additional taxation by that jurisdiction. There are no security interests on any of the Assets and Properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than any security interest for Taxes not yet due.

            (b)        The Company and the Sole Member have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

            (c)        There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental or Regulatory Authority in writing or (ii) as to which the Company has knowledge based upon contact with any agent of any such Governmental or Regulatory Authority. The Company has delivered or made available to the Purchaser true, correct and complete copies of all federal income Tax Returns filed, formal Tax opinions and examination reports received, and statements of deficiencies assessed against or agreed to, by or on behalf of the Company of the Sole Member since inception.

            (d)        Neither the Company nor the Sole Member have waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or have had any Tax Return examined or audited.

            (e)        The Company is not a party to or bound by (nor will it prior to the Closing become a party to or bound by) any Tax indemnity, Tax allocation, Tax sharing or gain recognition agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated Tax Returns (other than a group the common the Purchaser of which was the Company), under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions). Neither the Company nor the Sole Member have been required to include any adjustment in taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to Code Sections 481 or 263A or any comparable provisions under any state or foreign Tax Laws.

January 2, 2008

            (f)        The Company does not have any Liability for the Taxes of any Person, other than the Company, (A) under Reg. §1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

            (g)        The Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any Contract, agreement or arrangement covering any current or former employee or consultant of the Company that under certain circumstances could require it to make or give rise to any payments that are not deductible as a result of the provisions set forth in Section 280G of the Internal Revenue Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Internal Revenue Code.

            (h)        The unpaid Taxes of the Company (A) did not, as of the September 30, 2007, exceed the reserve for Tax Liabilities of the Company (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Financials described in Section 2.7(iii) and (iv) (rather than any notes thereto) and (B) will not exceed such reserve as adjusted for operations and transactions through the Closing in accordance with past custom and practice of the Company in filing its Tax Returns.

            (i)        Since inception, (A) the Company has been classified as a disregarded entity for Federal and State Tax purposes, and (B) neither the Company nor the Sole Member have made an election (or deemed to have made an election) to be classified as a partnership or a corporation for Federal or State Tax purposes.

        2.12        Legal Proceedings. Except as set forth in Section 2.12 of the Company Disclosure Schedule:

            (a)        there are no Actions or Proceedings pending or, to the knowledge of the Company, its officers, managers and/or the Sole Member, threatened, against or adversely affecting the Company or any of its Assets and Properties or the Sole Member’s Membership Interests;

            (b)        there are no facts or circumstances known to the Company and/or the Sole Member that could reasonably be expected to give rise to any Action or Proceeding against or adversely affecting the Company or any of its Assets and Properties or the Sole Member’s Membership Interests;

            (c)        the Company has not received notice, and does not otherwise have knowledge of, any Orders outstanding against the Company; and

January 2, 2008

            (d)        there are no defects, dangerous or substandard conditions in the products or materials sold, distributed or currently proposed to be sold or distributed by the Company that could reasonably cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death or damage to property, or loss of use of property. Section 2.12(d) of the Company Disclosure Schedule sets forth all Actions or Proceedings against or affecting, or threatened against, the Company or any of its Assets and Properties during the three-year period prior to the Effective Date.

        2.13        Compliance with Laws and Orders. Neither the Company, nor any of its respective officers, members, manager, Affiliates, agents or employees, has violated in any respect since the formation of the Company, or is currently in default or violation in any respect under, any Law or Order applicable to the Company or any of its Assets and Properties. The Company, its officers, managers and/or the Sole Member have no knowledge of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company or its respective officers, members, manager, Affiliates, agents or employees since the formation of the Company.

        2.14        Plans; ERISA.

            (a)        All of the Plans of the Company are listed on Section 2.14(a) of the Company Disclosure Schedule. Copies of all such Plans have been made available to the Purchaser. To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) and the Internal Revenue Code, and except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, no Plan is intended to be qualified under Section 401(a) of the Internal Revenue Code or Section 501(a) of the Internal Revenue Code. No Plan is covered by Title IV of ERISA or Section 412 of the Internal Revenue Code. The Company has not been a contributing employer to any multiemployer plan as defined under Section 4001 of ERISA. Neither the Company nor any officer, manager or member has incurred any Liability or penalty under Section 4971 through 4980E of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable Law, including but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Each Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all Laws, including but not limited to ERISA and the Internal Revenue Code, which are applicable to such Plans. Except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, no Action or Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the Effective Date to the Plans have been made or accrued. All material reports, returns, forms and notices required to be filed with any Government or Regulatory Authority or furnished to participants or beneficiaries with respect to the Plans by the Internal Revenue Code, ERISA or any other applicable Law, have been so filed and furnished. Except as disclosed on Section 2.14(a) of the Company Disclosure Schedule, the Company is not under a legal or contractual obligation to continue any of the Plans and may terminate any or all of the Plans at any time in accordance with the terms of the Plans and applicable Law without incurring any Liability.

January 2, 2008

            (b)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) except as set forth in Section 2.14(b) of the Company Disclosure Schedule, result in any payment or increase (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any current or former member, manager, officer, employee or consultant of the Company under any Plan or otherwise, (ii) result in a payment or benefit becoming due to any member, manager, officer or employee of the Company under any Plan or otherwise which will be characterized as a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (but without regard to clause (b)(2)(A)(ii) thereof), (iii) increase any benefits otherwise payable under any Plan or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

            (c)        To the extent applicable, the Company has complied with the continuation health care coverage requirements of Section 4980B of the Internal Revenue Code and Sections 601 through 608 of ERISA with respect to “qualifying events,” as defined in the Internal Revenue Code and ERISA, which occur on or before the Closing with respect to any current or former employees of the Company and its respective “qualified beneficiaries,” as defined in the Internal Revenue Code and ERISA, and with the requirements of the Health Insurance Portability and Accountability Act and other applicable health insurance requirements in Section 4980D of the Internal Revenue Code and Sections 701 through 734 of ERISA.

        2.15        Real Property.

            (a)        Section 2.15(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company is a party. True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company, or otherwise), utilized and/or operated (the “Lease Documents”) have been made available to the Purchaser and such Lease Documents are unmodified and in full force and effect. The Company does not own any real property other than Company owned leasehold improvements, if any, on Leased Real Property.

            (b)        Subject to the terms of the Lease Documents, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each Lease Document referred to in Section 2.15(a) is a legal, valid and binding agreement, enforceable in accordance with its terms in all material respects, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, of the Company, and of each other Person that is a party thereto, and except as set forth in Section 2.15(b) of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company does not owe brokerage commissions or finders fees with respect to any such Leased Real Property.

January 2, 2008

            (c)        Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (A) comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company, its officers, managers and/or the Sole Member, threatened against any of such real property or the improvements thereon.

        2.16        Tangible Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Measurement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. Except (i) for the Liens disclosed in Section 2.16 of the Company Disclosure Schedule and purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s business for which the purchase price is not yet due and payable, or (ii) as disclosed in Section 2.16 of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is suitable in all respects for the conduct by the Company of its business as presently conducted, and is in good working order and condition in all respects, ordinary wear and tear excepted, and its use complies with all applicable Laws. Section 2.16 of the Company Disclosure Schedule sets forth all material tangible personal property used in the conduct of the business of the Company.

        2.17        Intellectual Property.

            (a)        Section 2.17(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the Effective Date before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

            (b)        The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property. Each item of Company Intellectual Property of the Company, including, without limitation, all Company Registered Intellectual Property listed in Section 2.17(a) of the Company Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License) and is free and clear of any Liens. The Company (i) owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the business of the Company, including, without limitation, the sale of any products or technology or the provision of any services by the Company; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company or are in the public domain and (ii) owns exclusively, and has good title to, each copyrighted work that is a Company product and each other work of authorship that the Company otherwise purports to own.

January 2, 2008

            (c)        To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

            (d)        The Company has not transferred ownership of or granted any License of or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property to any other Person.

            (e)        The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company’s business, as currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license and sale of the products, technology and services of the Company.

            (f)        Section 2.17(f) of the Company Disclosure Schedule lists all Contracts and Licenses (including all inbound Licenses) to which the Company is a party with respect to any Intellectual Property. No Person, other than the Company, has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

            (g)        Section 2.17(g) of the Company Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability, or provide a right of rescission, with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

            (h)        Except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, the operation of the business of the Company, as currently conducted, including the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not (i) infringe or misappropriate the Intellectual Property of any Person, (ii) violate any License or Contract concerning such Intellectual Property (including any provision required by or imposed pursuant to 35 U.S.C. §§200-212 in any License or Contract to which the Company is a party requiring that products be manufactured substantially in the United States (“Made-in-America Requirements”)), (iii) violate the rights of any Person (including rights to privacy or publicity) or (iv) constitute unfair competition or an unfair trade practice under any Law, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of infringement of third-party patent or other Intellectual Property rights from a potential licensor of such rights.

January 2, 2008

            (i)        Each item of Company Registered Intellectual Property which has actually been registered is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Section 2.17(i) of the Company Disclosure Schedule lists all actions that must be taken by the Company within ninety (90) days from the Effective Date, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO or the U.S. Copyright Office.

            (j)        There are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s knowledge, facts that may reasonably lead to a dispute) regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

            (k)        To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

            (l)        Except as set forth in Section 2.17(l) of the Company Disclosure Schedule, the Company has taken all commercially reasonable steps to protect their respective rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.17(l) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement and copies of all such agreements have been provided to the Purchaser or made available to the Purchaser for review.

January 2, 2008

            (m)        No Company Intellectual Property or product, technology or service of the Company is subject to any Order, Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

            (n)        No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

            (o)        Neither this Agreement nor any transactions to be accomplished pursuant to this Agreement will result in the Company or the Sole Member granting any rights or licenses with respect to the Intellectual Property of the Company or used by the Company in its business to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.

            (p)        Section 2.17(p) of the Company Disclosure Schedule sets forth a list of (x) all software which the Company has licensed from any third party which is used by the Company in its products or otherwise in its business (other than off-the-shelf software) and (y) a list of all “freeware” and “shareware” incorporated into any product now or heretofore shipped by the Company. The Company has all rights necessary to the use of such software, “freeware” and “shareware.”

            (q)        The products of the Company comply with all applicable standards and with the feature specifications and performance standards set forth in the product data sheets of the Company. There are no outstanding claims (or facts known to the Company that are likely to lead to a claim) for breach of warranties by the Company in connection with the foregoing. All product performance comparisons heretofore furnished by the Company to customers or the Purchaser are accurate in all respects as of the dates so furnished (except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a product or License on the product covered by the superseded comparison, the superseding comparison shall be accurate in all respects and the superseded comparison shall be disregarded).

            (r)        The Company has taken all necessary steps to protect and preserve ownership of Company Intellectual Property. The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Company Intellectual Property. In the event that the consultant is concurrently employed by the Company and a third party, the Company has taken all appropriate steps to ensure that any Company Intellectual Property developed by such a consultant does not belong to the third party or conflict with the third party’s employment agreement (such steps include ensuring that all research and development work performed by such a consultant is not performed on the facilities of the third party or using the resources of the third party), except as set forth in Section 2.17(r) of the Company Disclosure Schedule.

January 2, 2008

            (s)        The Company has delivered to the Purchaser correct and complete copies of all Company Registered Intellectual Property and Company Intellectual Property and complete copies of all other written documentation evidencing the Company’s ownership and prosecution (if applicable) thereof.

            (t)        The Company is in compliance with any and all security standards and disaster recovery plans maintained by the Company designed to protect the Company’s information technology.

            (u)        None of the Company or the Sole Member has any knowledge of any new products, inventions, procedures or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably could be expected to supersede or make obsolete any process, product, technology or service of the Company.

        2.18        Contracts.

            (a)        Section 2.18(a) of the Company Disclosure Schedule contains a true and complete list of each of the Contracts (true and complete copies of which or, if oral Contracts, complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Purchaser prior to the execution of this Agreement except as listed in Section 2.18(a) of the Company Disclosure Schedule), to which the Company is a party or by which any of its Assets and Properties are bound (other than employee offer letters).

            (b)        Each Contract required to be disclosed in Section 2.18(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in all respects in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Except as disclosed in Section 2.18(b) of the Company Disclosure Schedule, no other party to such Contract is in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract), and no event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by any party thereunder or give rise to termination rights thereunder.

            (c)        Except as disclosed in Section 2.18(c) of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company’s ability to compete with any Person in any line of business or in any area or territory in the world.

January 2, 2008

        2.19        Government Contracts.

            (a)        Section 2.19(a) of the Company Disclosure Schedule contains a complete and correct list of all Government Contracts (including subcontracts) that are either currently active in performance, or have been active in the past but have not been closed after receiving final payment, or have been active in performance for the five (5) year period prior to the Closing. For each Government Contract disclosed, Section 2.19(a) of the Company Disclosure Schedule also contains a complete and correct list of all contracting officers’ contact information, including without limitation, full names, addresses and phone numbers.

            (b)        Section 2.19(a) of the Company Disclosure Schedule accurately reports for each Government Contract the total net payments made as of the Measurement Date, payments due for work performed, and the Company’s best estimate of total projected value.

            (c)        Except as disclosed in Section 2.19(a) of the Company Disclosure Schedule, the Company has not bid on or been awarded any “small business set aside contract,” “woman-owned set aside contract,” any other “set aside contract” or other order or contract requiring small business or other special status at any time during the last five (5) years. Except as disclosed in Section 2.19(a) of the Company Disclosure Schedule, the Sole Member and the Company do not have any Knowledge that any of the Company’s expected sales or orders will be lost, and/or that the customer relations of the Company will be damaged, as a result of the Company continuing the operations of the Company as an entity that does not qualify as a small business concern.

            (d)        The Company is, and has been since five (5) years prior to the Effective Date, in compliance with all terms and conditions of each Government Contract, and the Company has not received notice of any breach or violation of any contract requirement or law or regulation pertaining to any Government Contract. No contract termination, default notice or show cause notice is, or since the date five (5) years prior to the Effective Date has been, in effect pertaining to any Government Contract.

            (e)        Neither (i) the Company, nor any of its respective partners, members, or officers, nor (ii) any of their respective predecessors, has been debarred, suspended or excluded from participation in the award of any Government Contract or for any reason listed on the List of Parties Excluded from Federal Procurement and Non-procurement Programs nor has any debarment, suspension or exclusion proceeding been initiated against the Company or any of its predecessors, partners, members, or officers.

            (f)        There have been no Actions or Proceedings involving or related to the Company or any of its predecessors, partners, members, managers, officers or employees with respect to an alleged or potential violation of a contract requirement or applicable Law pertaining to any Government Contract, since the date ten (10) years prior to the Effective Date.

January 2, 2008

            (g)        The Company has not conducted any internal investigation in connection with which the Company has engaged any outside legal counsel, auditor, accountant or investigator, or made any disclosure to any Governmental or Regulatory Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected, alleged or possible violation of a contract requirement or violation of applicable Law with respect to any Government Contract.

            (h)        The Company maintains systems of internal controls that are in compliance with all requirements of all of the Government Contracts and of applicable Laws, including, without limitation, the Federal Acquisition Regulation (“FAR”).

            (j)        Without limiting the force and affect of Section 2.19(h) above, the Company specifically maintains systems of internal controls that:

(i)	are in compliance with the Cost Accounting Standards required by Subpart 30.6 of FAR and has practiced such accounting methods since its inception or shortly after its inception; and

(ii)	promote the protection of the Company’s Intellectual Property and Registered Intellectual Property, including, without limitation, those described in Part 27 of FAR, including, without limitation, compliance with the required procedures for reporting and electing Intellectual Property and/or Registered Intellectual Property.

            (k)        Neither the Company, nor any of the employees, managers, partners, members, principals, agents or assignees of the Company, has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of a state, local or federal government (regardless of the branch of government), including (not limited to) the so-called “revolving door” restrictions set forth at 18 U.S.C. § 207.

            (l)        All representations, certifications and statements executed, acknowledged or submitted by or on behalf of the Company to a Governmental or Regulatory Authority, prime contractor or higher-tier subcontractor in connection with any Government Contract (or change or modification thereto) since five (5) years prior to the Effective Date, including (but not limited to) any statements made in connection with the Procurement Integrity Law, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, and their associated implementing regulations, contract clauses, representations or certifications were and still are complete and correct in all material respects.

            (m)        The Company has no pending or anticipated claims, requests for equitable adjustment or requests for waiver or deviation from contract requirements with respect to any Government Contract, nor is there any claim or anticipated claim against the Company by any customer agency with respect to any Government Contract, including, but not limited to, any claim for a reduction in price under any Government Contract. To the knowledge of the Company, its officers, managers and/or the Sole Member, there exists no basis for a claim of liability against the Company by any Governmental Authority under the Truth in Negotiations Act and/or as a result of defective cost and pricing data submitted by the Company to any Governmental Authority.

January 2, 2008

            (n)        The Company has no pending Actions or Proceedings against it by any Person, including, but not limited to, any claim for infringement of a patent, trademark, copyright or trade secret whose use is connected with the performance of a Government Contract.

            (o)        The novation of the Company’s existing Government Contracts as disclosed in 2.19(a) of the Company Disclosure Schedule is not necessary; provided, however, that the Sole Member shall do all acts necessary to obtain any approvals required by the Government and any Regulatory Authority to obtain any Approvals necessary due to the change in control of the Company as a result of the transactions contemplated under this Agreement.

        2.20        Insurance. Section 2.20 of the Company Disclosure Schedule contains a true and complete list of all insurance policies (by policy number, insurer, expiration date and type, amount and scope of coverage) held by the Company relating to the Assets and Properties of the Company, copies of which have been provided or made available to the Purchaser. In the three (3) year period ending on the Effective Date, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting alteration of any of the Assets and Properties of the Company, purchase of additional equipment or modification of any of the Company’s methods of doing business. The insurance coverage provided by the policies set forth in Section 2.20 of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Each policy listed in Section 2.20 of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid, and neither the Company, nor the Person to whom such policy has been issued, has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that is likely to lead to the cancellation of such policies or of any threatened termination of, or premium increase with respect to, any of such policies. The insurance policies listed in Section 2.20 of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company are in amounts and have coverages that the Company believes are reasonable and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party or by which any of their respective Assets and Properties is bound. Section 2.20 of the Company Disclosure Schedule contains a list of all claims in excess of $10,000 made under any insurance policies covering the Company in the last three (3) years. The Company has not received notice that any insurer under any policy listed (or required to be listed) in Section 2.20 of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause.

        2.21        Affiliate Transactions.

January 2, 2008

            (a)        Except as disclosed in Section 2.9(f) or Section 2.21(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company, on the one hand, and (A) any current or former officer, manager, employee, consultant, Member, Affiliate or Associate of the Company, or (B) any Person who is an Associate of any such officer, manager, employee, consultant, Member, Affiliate or Associate, on the other hand, (ii) the Company does not provide or cause to be provided any Assets and Properties, services or facilities to any such current or former officer, manager, employee, consultant, Member, Affiliate or Associate, (iii) neither the Company, nor any such current or former officer, manager, employee, consultant, Member, Affiliate or Associate, provides or causes to be provided any Assets and Properties, services or facilities to the Company, and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, manager, employee, consultant, Member, Affiliate or Associate.

            (b)        Except as disclosed in Section 2.21(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 2.21(a) of the Company Disclosure Schedule was entered into or incurred, as the case may be, on terms no less favorable to the Company than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms.

        2.22        Employees; Labor Relations.

            (a)        The Company is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of Company, and there are no activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred nor been threatened any strike, slow-down, picketing, work-stoppage or other similar labor activity with respect to any such employees. The Company is in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income Taxes, unemployment compensation, worker’s compensation, employee privacy and right to know and social security contributions. There are no unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, between the Company and Persons employed by or providing services to the Company.

            (b)        Except as set forth in Section 2.22(b) off the Company Disclosure Schedule, each Person who is an employee of the Company is employed at will. No employee of the Company is represented by a union. Except as set forth in Section 2.22(b) of the Company disclosure Schedule, each Person who is an independent contractor of the Company is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Section 2.22(b) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. No current employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement. The Company is not a party to any agreement for the provision of labor from any outside agency. Since the Company’s inception, there have been no claims against the Company by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any Governmental or Regulatory Authority with regard to such employees.

January 2, 2008

            (c)        No officer, manager, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company’s business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company’s business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officers, manager, employees or consultants is now bound.

        2.23        Environmental Matters.

            (a)        Except as set forth in Section 2.23(a) of the Company Disclosure Schedule, to the knowledge of the Company, its officers, managers and/or the Sole Member, no Hazardous Material is present in, on, under or adjacent to any property that the Company has at any time owned, operated, occupied, leased or used (including both the land and improvements thereon). Any due inquiry made by the Company to its landlords regarding the presence of any Hazardous Material in, on, under or adjacent to any property that the Company has at any time operated, occupied, leased or used shall be deemed to have been satisfied by the Company delivering by certified mail return receipt requested a written request to each such landlord in which the Company requests that such landlord inform the Company in writing of whether the landlord has any knowledge of any such Hazardous Material in, on or under such property. The Company has not transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, or currently engages in any of the foregoing activities, in violation of any applicable statute, rule, regulation, order, treaty or Law.

            (b)        No Approvals are required to be obtained by the Company under any Environmental Laws. The Company has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder.

            (c)        No Action or Proceeding is pending, or to the Company’s knowledge, threatened concerning any Environmental Law, Hazardous Material or any Hazardous Materials activity of the Company. The Company and its officers, managers and/or the Sole Member do not have any knowledge of any fact or circumstance that could involve the Company in any environmental litigation or impose upon the Company any environmental Liability.

January 2, 2008

        2.24        Substantial Customers and Suppliers. Section 2.24 of the Company Disclosure Schedule lists the ten (10) largest customers of the Company on the basis of revenues collected or accrued for the Company Financials. Section 2.24 of the Company Disclosure Schedule lists the ten (10) largest suppliers of the Company on the basis of cost of goods or services purchased for the Company Financials. Except as disclosed in Section 2.24 of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since December 31, 2006 or, to the knowledge of the Company, its officers, managers, and/or Sole Member, has threatened to cease or reduce such purchases or sales or provision of services after the Effective Date. Except as disclosed in Section 2.24 of the Company Disclosure Schedule no such customer or supplier is, to the knowledge of the Company, its officers, managers, and/or Sole Member, threatened with bankruptcy or insolvency.

        2.25        Accounts Receivable. Except as set forth in Section 2.25 of the Company Disclosure Schedule, the accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Measurement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity, (c) are not subject to any valid set-off or counterclaim, (d) have been collected or are fully collectible net of reserves according to their terms in amounts not less than the aggregate amounts thereof carried on the Books and Records of the Company and (e) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement other than customers’ rights to inspect goods upon receipt and reject nonconforming goods.

        2.26        Inventory. Except to the extent reserved or provided for in the Company Financials, all inventory of the Company reflected on the balance sheets included in the Company Financials consisted, and all such inventory acquired since the Measurement Date consists, of a quality and quantity usable and saleable in the ordinary course of business. Except as disclosed in the notes to the Company Financials or in Sections 2.26 or 2.16 of the Company Disclosure Schedule, all items included in the inventory of the Company are the property of the Company, free and clear of any Lien, are not held by the Company on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

        2.27        Other Negotiations; Brokers; Third-Party Expenses. Neither the Company, nor any of its officers, managers, employees, consultants, agents, or members (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company), (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) except as disclosed in Section 2.27 of the Company Disclosure Schedule, has entered into any Contract or arrangement with any Person regarding any transaction involving the Company which is likely to result in the Purchaser, the Company, or any general partner, limited partner, manager, officer, employee, consultant, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Except as set forth in Section 2.27 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company; it being acknowledged and understood by the parties that any such fee or commission shall be solely for the account of the Sole Member and shall not be an obligation of the Purchaser.

January 2, 2008

        2.28        Banks and Brokerage Accounts. Section 2.28 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, and any stock or bond powers or other authority for transfer granted with respect thereto.

        2.29        Warranty Obligations.

            (a)        Section 2.29(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, and (ii) each of the Warranty Obligations which is subject to any dispute or threatened dispute. True and correct copies of the Warranty Obligations have been made available to the Purchaser prior to the execution of this Agreement.

            (b)        Except as disclosed in Section 2.29(b) of the Company Disclosure Schedule, (i) there have not been any deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company, other than corporate officers is authorized to undertake warranty obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheets included in the Company Financials reflect reasonable reserves for Warranty Obligations. All products manufactured or designed by the Company, and all products licensed, leased, rented or sold by the Company to other Persons, (A) are free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all respects.

January 2, 2008

        2.30        Foreign Corrupt Practices Act. Neither the Company, nor any agent, employee or other Person acting on behalf of the Company, has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

        2.31        Assignment and Transfer of Assets and Properties. There are no Intellectual Property, Contracts or other Assets and Properties in use in the business of the Company that are owned or leased by the Sole Member or any other person or entity, other than the Company, that have not been or will not have been assigned to the Purchaser, or the Company at or prior to the Closing. No other Person, including but not limited to the Sole Member, has or will have any rights therein as of Closing.

        2.32        Financial Projections. The Company has made available to the Purchaser certain financial projections with respect to the Company’s business which projections were prepared for internal use only. The Company represents and warrants that such projections were prepared in good faith and are based on assumptions the Company believes are reasonable as of the Effective Date.

        2.33        Approvals.

            (a)        Section 2.33(a) of the Company Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities known to the Company relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

            (b)        Section 2.33(b) of the Company Disclosure Schedule contains a list of all Approvals which are required to be given to or obtained by the Company from any and all Persons other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

            (c)        Except as set forth in Section 2.33(c) of the Company Disclosure Schedule, the Company has obtained all Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and there has been no written notice received by the Company of any violation or non-compliance with any such Approvals. All Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Section 2.33(c) of the Company Disclosure Schedule.

January 2, 2008

        2.34        Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Acquisition or the other transactions contemplated hereby.

        2.35        Patriot Act. The Company, and all of its members, managers, officers, Affiliates, agents and employees, at all times has been in substantial compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, as amended, and the rules and regulations promulgated thereunder, as applicable to the Company and its Assets and Properties.

        2.36        Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to the Purchaser pursuant to any provision of this Agreement (including the Company Financials and the notes thereto) contains any untrue statement of fact or omits to state any fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Purchaser copies of all of the Contracts and Licenses and other Books and Records which the Purchaser has requested on or before the date of this Agreement.

ARTICLE 2A
REPRESENTATIONS AND WARRANTIES OF THE SOLE MEMBER

        The Sole Member hereby represents and warrants to the Purchaser as follows:

        2A.1        Membership Interests and Ownership. Such Member owns of record and beneficially the percentage of Membership Interests in the Company set forth opposite his name on Section 2A.1 of the Company Disclosure Schedule. Such Membership Interests are, and when delivered by such Member to the Purchaser pursuant to this Agreement will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all Liens, under the Uniform Commercial Code or otherwise.

        2A.2        Accredited Investor. Such Member is an individual who, together with his spouse, has a net worth (i.e., total assets in excess of total liabilities) in excess of One Million Dollars ($1,000,000) or such Member had an individual income in excess of $200,000 for each of the two most recent calendar years and has a reasonable expectation of reaching that same income level in the current calendar year.

        2A.3        Authority Relative to this Agreement. Such Member has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Member is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which such Member is or will become a party have been or will be, as applicable, duly and validly executed and delivered by such Member and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which the Purchaser is a party, thereof) by, and enforceability against, the Purchaser, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of such Member enforceable against him in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

January 2, 2008

        2A.4        No Conflicts. The execution and delivery by such Member of this Agreement and the Ancillary Agreements to which he is a party does not, and the performance by such Member of his obligations under this Agreement and the Ancillary Agreements to which he is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

            (a)        conflict with or result in a violation or breach of any Law or Order applicable to such Member; or

            (b)        (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require such Member to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of such Member’s Assets and Properties under or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract to which such Member is a party or by which any of such Member’s Assets and Properties is bound.

        2A.5        Finder’s Fee. Except as set forth in Section 2.27 of the Company Disclosure Schedule, such Member has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement; it being acknowledged and understood by the parties that any such fee or commission shall be solely for the account of the Member and shall not be an obligation of the Purchaser.

        2A.6        Agreements. Such Member is not a party to any non-competition, trade secret or confidentiality agreement with any party other than the Company. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which such Member is a party relating to the business of the Company or to such Member’s rights and obligations as a member, manager, officer, employee, consultant or agent (if applicable) of the Company. Except as set forth in Section 2A.6 of the Company Disclosure Schedule, such Member does not own, directly or indirectly, on an individual or joint basis, any interest in, or serves as an employee, consultant, officer or director of, any customer, competitor or supplier of the Company or any organization which has a contract or arrangement with the Company.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser represents and warrants to the Company and the Sole Member as follows:

January 2, 2008

        3.1        Organization and Qualification. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. The Purchaser is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Purchaser.

        3.2        Authority Relative to this Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of the Purchaser, and no other corporate action on the part of the Purchaser is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Purchaser is a party have been or will be, as applicable, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

        3.3        No Conflicts. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is or will be a party does not, and the performance by the Purchaser of its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Purchaser.

        3.4        Brokers; Third-Party Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Purchaser.

        3.5        Financial Resources. The Purchaser has or will obtain prior to the Closing sufficient capital resources to comply fully with all of its obligations under this Agreement and the transactions contemplated hereby.

January 2, 2008

        3.6        Approvals. Except as set forth on Schedule 3.6, no consent, approval, waiver, authorization or novation is required to be obtained by Purchaser from, and no notice or filing is required to be given by Purchaser to or made by Purchaser with, any Governmental or Regulatory Authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Documents, except for those the failure of which to obtain, give or make would not prevent consummation of the Acquisition and the other transactions contemplated hereby and by the Ancillary Documents, or materially impair the ability of Purchaser to perform its obligations hereunder.

        3.7        Binding Effect. This Agreement, when executed and delivered by the Sole Member, the Company and Purchaser, and each of the Ancillary Documents when executed and delivered by the parties thereto, will constitute a valid and legally binding obligation of Purchaser party thereto, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

        3.8        SEC Documents, Financial Statements.

            (a)        Purchaser has filed all reports, schedules, forms, statements and other documents, together with all exhibits, financial statements and schedules thereto required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d), (all of the foregoing, whether heretofore or hereafter filed with the SEC being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b)        The financial statements of Purchaser included (or incorporated by reference) in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Purchaser and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

        3.9        Valid Issuance. The shares of common stock constituting the Stock Consideration and Earnout Shares, when issued in accordance with and subject to the terms and provisions of this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable, subject only to the terms and conditions of this Agreement, including but not limited to earnout and escrow provisions of this Agreement, and (ii) will be issued in compliance with applicable federal and state securities laws. The shares of common stock underlying the stock options referred to in Section 6.2(d), when issued in accordance with and subject to the terms and provisions of such stock option agreements and the Purchaser’s Employee Stock Option Plan, (i) will be duly authorized, validly issued, fully paid and non-assessable, subject only to the terms and conditions of this Agreement, and (ii) will be issued in compliance with applicable federal and state securities laws.

January 2, 2008

ARTICLE 4
CONDUCT PRIOR TO THE CLOSING

        4.1        Conduct of Business of the Company. During the period from the Effective Date and continuing until the earlier of (x) the termination of this Agreement and (y) the Closing, the Company (unless the Company is required to take such action pursuant to this Agreement or the Purchaser shall give its prior consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed) shall carry on its business substantially in the usual, regular and ordinary course substantially consistent with past practice, pay its Liabilities and Taxes consistent with the Company’s past practices, pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith and for which adequate reserves have been established), and, to the extent consistent with such business, use commercially reasonable efforts to preserve substantially intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving substantially unimpaired its goodwill and ongoing businesses at and after the Closing. Except as expressly contemplated by this Agreement, neither the Company nor the Member shall, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, take or agree in writing or otherwise to take, any action that would result in the occurrence of any of the changes described in Section 2.9 or any other action that would make any representations or warranties contained in this Agreement untrue or incorrect when made. Neither the Company nor any Member shall, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, take or agree in writing or otherwise to take, any action that would prevent the Company or the Member from performing or cause the Company or the Member not to perform its agreements and covenants hereunder or knowingly cause any condition to the Purchaser’s closing obligations in Section 6.1 or Section 6.3 not to be satisfied.

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        4.2        No Solicitation. Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 8.1, neither the Company nor the Sole Member will take, nor will the Company permit any of the Company’s representatives to take, any of the following actions with any Person other than the Purchaser and its designees: (a) solicit, encourage, initiate, entertain, accept receipt of, or review any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer or proposal, oral, written or otherwise, formal or informal, with respect to any possible Business Combination with the Company (a “Competing Proposed Transaction”), (b) provide information with respect to the Company to any Person(other than the Purchaser) relating to (or which the Company believes would be used for the purpose of formulating an offer or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company, (c) agree to, enter into a Contract with any Person (other than the Purchaser) providing for, or approve a Business Combination with the Company or (d) authorize or permit any of the Company’s representatives to take any such action. The Company will notify the Purchaser immediately after receipt by the Company (or any of its officers, managers, members, employees, agents, advisors or other representatives) of any proposal for or inquiry respecting any Competing Proposed Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the Assets and Properties, Books and Records of the Company by any Person or entity that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to the Purchaser shall indicate in reasonable detail the identity of the Person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company (and its officers, managers, members, employees, agents, advisors or other representatives) immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Proposed Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company agrees that it will use commercially reasonable efforts to promptly inform its officers, managers, members, key employees and representatives of the obligations undertaken in this Section 4.2. Nothing in this Section 4.2 shall permit the Company to terminate this Agreement. The Company, the Sole Member and the Purchaser each acknowledge that this Section 4.2 was a significant inducement for the Purchaser to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the Member in the Acquisition or (ii) a failure to induce the Purchaser to enter into this Agreement.

ARTICLE 5
ADDITIONAL AGREEMENTS

        5.1        Access to Information.

        Subject in all cases to the Company’s obligations of confidentiality with respect to third-party confidential information, between the Effective Date and the earlier of the Closing or the termination of this Agreement, upon reasonable notice, the Company shall (i) give the Purchaser and its officers, appropriate employees, accountants, and counsel full access, upon reasonable prior notice during normal business hours, to all buildings, offices and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (ii) permit the Purchaser to make reasonable inspections upon reasonable prior notice during normal business hours; (iii) furnish the Purchaser such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as the Purchaser from time to time may reasonably request, including financial statements and schedules; (iv) allow the Purchaser the opportunity to interview such customers, suppliers, prime contractors (when the Company is a subcontractor on a Contract), employees and other personnel and Affiliates of the Company with the Company’s prior written consent; and (v) assist and cooperate with the Purchaser in the development of cooperation plans for implementation by the Purchaser and the Company following the Closing; provided, however, that no investigation made prior to the Effective Date or made pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty made by the Company herein. Subject to Section 5.2 and the agreements referenced therein, materials furnished to the Purchaser pursuant to this Section 5.1 may be used by the Purchaser for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.

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        5.2        Confidentiality. The parties acknowledge that the Purchaser and the Company have previously executed a Letter of Intent, dated October 9, 2007, containing confidentiality provisions (such provisions of such Letter of Intent, collectively, the “Confidentiality Agreements”) and have implemented certain confidentiality procedures pursuant thereto, which Confidentiality Agreements shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, all information furnished to the Purchaser and its officers, employees, accountants and counsel by and on behalf of the Company and its officers, employees, accountants and counsel, and all information furnished to the Company and its officers, manager, employees, accountants and counsel by and on behalf of the Purchaser and its officers, employees, accountants and counsel, shall be covered by the Confidentiality Agreements, and the Purchaser and the Company shall be fully liable and responsible under the Confidentiality Agreements for any breach of the terms and conditions thereof by their respective Subsidiaries, officers, manager, employees, accountants, counsel and other representatives.

        5.3        Expenses. All fees and expenses incurred by the Company and/or the Sole Member in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting, success and all other fees and expenses of third parties (the “Company Expenses”) shall be the sole obligation of the Sole Member. All fees and expenses incurred by the Purchaser in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, shall be the obligation of the Purchaser.

        5.4        Public Disclosure. Promptly after execution of this Agreement, the Purchaser and the Company shall issue a joint press release relating to this Agreement to be prepared jointly by the Purchaser and the Company (the “Joint Press Release”). Thereafter, unless otherwise required by Law (including federal and state securities laws), no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by the Company and/or the Sole Member unless approved in writing by the Purchaser prior to release.

January 2, 2008

        5.5        Notices and Approvals. The Company shall give any notices that the Purchaser may reasonably request in connection with the Acquisition or that are otherwise required or contemplated hereunder. The Company and the Purchaser shall obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Acquisition so as to preserve all rights of and benefits to the Company thereunder, and each party shall provide the other with such assistance and information as is reasonably required to obtain such Approvals.

        5.6        FIRPTA Compliance. On or prior to the Closing, the Sole Member shall deliver to the Purchaser a properly executed statement in a form reasonably acceptable to the Purchaser for purposes of satisfying the Purchaser’s obligations under Treasury Regulation Section 1.1445-2(b)(2).

        5.7        Notification of Certain Matters. The Company and/or the Sole Member, as applicable, shall give prompt notice to the Purchaser of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and/or the Sole Member contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (b) any failure of the Company and/or the Sole Member to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to the Purchaser.

        5.8        Additional Documents and Further Assurances; Cooperation. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including all action reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or Person required in connection with the Acquisition; provided, however, that neither party shall be obligated to consent to any divestitures or operational limitations or activities in connection therewith and no party shall be obligated to make a payment of money as a condition to obtaining any such Approval, other than customary filing fees) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. The Sole Member agrees and acknowledges that he shall, and shall cause his Affiliates and all employees and consultants of the Company to, assign or transfer to the Company any Intellectual Property, Contracts and other Assets and Properties that are used in the business of the Company and are owned or leased by the Company, the Sole Member and/or its/their Affiliates. Each party agrees to use reasonable efforts to cause the conditions set forth in Article 6 to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

        5.9        Indemnification. The Purchaser and the Company agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, managers or officers of the Company (the “Company Indemnified Parties”) as provided in its articles of organization or operating agreement or indemnification agreements as in effect on the Effective Date shall continue in full force and effect for a period of one (1) year from and after the Closing (for a period equal to the applicable statute of limitations in the case of Jin Kang); provided, however, that, in the event any claim or claims are asserted or made within such period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Company and the Sole Member hereby represents and warrants to the Purchaser that no claim for indemnification has been made by any employee, agent, manager, or officer of the Company and no basis exists for any such claim for indemnification.

January 2, 2008

        5.10        Resignation of Manager. Except as provided in Section 6.3(k), the Company and the Sole Member shall obtain and deliver to the Purchaser at the Closing the resignation of each manager (or equivalent office) and officer, if applicable, of the Company.

        5.11        Delivery of Membership Interest Ledger (or equivalent) and Minute Book of the Company. The Company shall deliver its Membership Interest ledgers (or its equivalent) and minute books to the Purchaser at the Closing.

        5.13        Certain Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sole Member for certain tax matters following the Closing:

            (a)       Cooperation on Tax Matters.

                (i)        The Purchaser, the Company, and the Sole Member shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns for all periods that begin before the Closing and any audit, appeal, litigation or other Action or Proceeding with respect to Taxes. Sole Member shall provide Purchaser with prompt notice of any audit or proposed or threatened audit of the Company that is received by Sole Member in writing from a government or regulatory authority. Sole Member shall not settle any audit, appeal, litigation or other Action or Proceeding with respect to Taxes in a manner that would adversely affect the Company or Purchaser in a period beginning after the Closing without the prior written consent of the Purchaser. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Action or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Sole Member shall (A) retain all Books and Records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or any Member, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the Purchaser so requests, the Company and the Sole Member, as the case may be, shall allow the Purchaser to take possession of such Books and Records.

                (ii)        The Purchaser and the Sole Member shall, upon request, use their best efforts to obtain any certificate or other document from any Governmental or Regulatory Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including without limitation any Tax with respect to the transactions contemplated hereby).

January 2, 2008

                (iii)        The Purchaser and the Sole Member shall, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code, and all Treasury Department Regulations promulgated thereunder.

            (b)        Tax Treatment as Asset Purchase. The Purchaser, the Company, and the Sole Member shall treat the Purchase as a purchase of the Company’s assets for federal, state and local income and franchise tax purposes and shall not make any election, take any position, or take any action on any Tax Return or otherwise that would cause the Purchase to be treated as a sale of equity of the Company to the Purchaser for federal, state or local income or franchise tax purposes.

            (c)        Tax Returns.

                (i)        Purchaser shall prepare or cause to be prepared and file or cause to be filed, at Purchaser’s cost and expense, all Tax Returns of the Company, other than the Tax Returns for the Company described in Sections 5.13(c)(ii) and (iii) below, which are due after the Closing Date. With respect to all Tax periods ending on or prior to the Closing Date, Sole Member shall reimburse Purchaser or the Company for any Taxes of the Company within fifteen (15) days after payment by Purchaser or the Company of such Taxes. With respect to Tax periods beginning before and ending after the Closing Date, Sole Member shall pay to Purchaser within fifteen (15) days after payment by Purchaser or the Company of such Taxes with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date. For purposes of this Section 5.13(c)(i), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting, and in a manner consistent with the determination of the Acquisition Consideration Adjustment, if any. Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

                (ii)        Sole Member shall prepare or cause to be prepared and timely file or cause to be timely filed, at Sole Member’s cost and expense, in a manner consistent with Section 5.13(b) and with the determination of the Acquisition Consideration Adjustment, if any, all Tax Returns for the Company for all periods ending on or prior to the Closing Date, including, without limitation, the income and franchise Tax Return(s) for the Company for the fiscal year or portion thereof in which the Closing occurs (“Final Tax Return”) and shall deliver or cause to be delivered any such Final Tax Return and financial statements for the time period covered by the Final Tax Return to the Purchaser. Sole Member shall provide Purchaser with a draft copy of such Tax Returns at least thirty (30) days prior to the due date thereof, shall permit Purchaser to review and comment on each of such Tax Returns described in the preceding sentence prior to filing and shall make such revisions to any such Tax Returns as are reasonably requested by Purchaser. Sole Member shall reimburse Purchaser or the Company for any Taxes of the Company with respect to all Tax periods ending on or prior to the Closing Date within fifteen (15) days after payment by Purchaser or the Company of such Taxes. To the extent required by applicable law, Sole Member shall include any income, gain, loss, deduction or other tax items for such periods on Sole Member’s Tax Returns.

January 2, 2008

                (iii)        The Company and Sole Member further agree that Sole Member shall be responsible for the preparation and filing of all IRS Forms 1099 and W-2, including the provision of said forms to employees of the Company, for all periods ending on or prior to the Closing Date.

            (d)        IRS Form W-9. Sole Member shall deliver to Purchaser (and Escrow Agent) on or prior to Closing an IRS Form W-9, Request for Taxpayer Identification Number and Certification, properly completed and executed by Sole Member.

            (e)        Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Sole Member when due, and the Sole Member will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees, and, if required by applicable Law, each of the Purchaser and the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

        5.14        Releases. Except as provided by Section 5.9, at Closing, the Sole Member covenants and agrees to deliver, and shall cause each of Jin Kang and Phoebe Wu of the Company to deliver, to the Company a release (each a “Release”), the form of which is attached hereto as Exhibit D, stating that such Member, manager and officer (each a “Releasing Party”), on behalf of himself and his respective successors and assigns, releases and forever discharges the Company, and each of its past, present or future managers, officers, trustees, employees, representatives, Affiliates, members, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, Actions or Proceedings, causes of action, orders, obligations, Contracts, agreements, debts, Indebtedness and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, “Claims”), which such Releasing Party now has, has ever had or may hereafter have against any one or all of the Released Parties for, upon or by reason of, any matter, cause or thing whatsoever, from the beginning of the world through the date of such Release, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to its limited liability company organizational documents, any Contract or otherwise and whether or not relating to Claims pending on, or asserted after the date of such Release, expressly excluding, however, any rights of such Releasing Party arising under this Agreement, which rights shall not be affected in any manner by such Release. Each Release shall also state that the Releasing Party, on behalf of himself and his successors and assigns, irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any Action or Proceeding of any kind against any Released Party, based upon any matter released by such Release.

January 2, 2008

        5.15        Financing. From the Effective Date to the Closing, Purchaser shall use commercially reasonable efforts to obtain any and all financing necessary for consummation of the Acquisition.

ARTICLE 6
CONDITIONS TO CLOSING

        6.1        Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (a)       Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) necessary for consummation of the transactions contemplated hereby shall have been obtained.

        (b)       No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect; nor shall there be any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition or require the Purchaser to (i) hold separate the assets of the Company or (ii) not exercise full voting rights with respect to Membership Interests in the Company or (iii) which would permit consummation of the Acquisition only if certain divestitures were made or if the Purchaser were to agree to limitations on its or its Subsidiaries’ business activities or operations.

        6.2        Additional Conditions to Obligations of the Sole Member. The obligations of the Sole Member to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by such Member:

            (a)       Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the Effective Date and as of the Closing as if made on and as of the Closing (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).

January 2, 2008

            (b)       Performance. The Purchaser shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing, including delivery of all relevant portions of the Acquisition Consideration as specified in Section 1.4.

            (c)       Closing Certificate. The Purchaser shall have delivered to the Sole Member a certificate, dated the date of the Closing and executed by a duly authorized officer, to the effect that each of the conditions specified in Sections 6.2(a) and (b) above is satisfied in all respects.

            (d)       Stock Options. At Closing, Purchaser will enter into stock option agreements with certain employees of the Company, for the granting to such persons of stock options to acquire an aggregate of Seven Hundred Fifty Thousand (750,000) shares of common stock of Purchaser at an exercise price of Eight-Five Cents ($0.85) per share during the five (5) year period from the Effective Date. The Sole Member shall recommend and the Purchaser will collectively determine prior to Closing the employees of the Company who will receive such grants of stock options pursuant to the terms of stock option award agreements under Purchaser’s Employee Stock Option Plan and per the Option Plan’s Terms and Conditions to be entered into between Purchaser and such employees of the Company. The shares of common stock underlying such stock options, when issued in accordance with and subject to the terms and provisions of such stock option agreements and the Purchaser’s Employee Stock Option Plan, (i) will be duly authorized, validly issued, fully paid and non-assessable, subject only to the terms and conditions of this Agreement, and (ii) will be issued in compliance with applicable federal and state securities laws.

            (e)       Installment Cash Note. At the Closing, Purchaser shall have delivered to the Sole Member the Installment Cash Note, dated the date of the Closing and executed by a duly authorized officer of the Purchaser, evidencing Purchaser’s obligation to the Installment Cash Consideration.

        6.3        Additional Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Purchaser:

            (a)       Representations and Warranties. The representations and warranties of the Company and the Sole Member contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the Effective Date and as of the Closing as if made on and as of the Closing (other than representations and warranties which by their express terms are made as of a specified earlier date, which shall be accurate as of such specified earlier date).

January 2, 2008

            (b)       Performance. The Company and the Sole Member shall have performed and complied with in all material respects each agreement, covenant or obligation required by this Agreement to be so performed or complied with by the Company or any Member, as the case may be, at or before the Closing.

            (c)       Closing Certificate. The Sole Member shall have delivered to the Purchaser a certificate, dated the date of the Closing, to the effect that each of the conditions specified in Sections 6.3(a) and (b) above and Section 6.3(h) below is satisfied in all respects.

            (d)       Applicable Membership Interests Certificate. The Sole Member shall have delivered to the Purchaser the certificate or certificates representing all of the Membership Interests in the Company, duly endorsed in blank, or accompanied by a duly executed blank membership power.

            (e)       Employees. Except for terminations caused by death or disability, (i) Jin Kang, Phoebe Wu, Warren Hoppe, Doug Meyer, Todd Dzyak, and Todd McMillen shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Company following the Closing and shall have executed and delivered to the Purchaser the Purchaser’s Intellectual Property, Confidentiality and Non-Competition Agreement in substantially the form attached hereto as Exhibit D (the “Non-Competition Agreement”); (ii) Jin Kang, Phoebe Wu, Warren Hoppe, Doug Meyer, Todd Dzyak, and Todd McMillen shall be retained as an employee by the Company and shall have delivered to the Purchaser an Employment Agreement in substantially the form attached hereto as Exhibit E (the “Employment Agreement”); (iii) Jin Kang shall have delivered to the Purchaser a Non-Competition Agreement in substantially the form attached hereto as Exhibit F; and (iv) at least ninety percent (90%) of the employees of the Company identified on Schedule 6.3(e) employed as of the Effective Date shall continue to be employed by the Company at the Closing and shall not have given any notice or other indication that they are not willing or do not intend to be employed by the Company following the Closing or to execute and deliver to the Purchaser the Non-Competition Agreement and associated schedules and statements without amendment or modification thereto in any substantive respect.

            (f)       Approvals. (i) Approvals, if any, from any Person other than a Governmental or Regulatory Authority necessary for consummation of the transactions contemplated hereby shall have been obtained, including any Approvals required to be disclosed in Section 2.6(c) of the Company Disclosure Schedule; (ii) at and after the Closing, the Company shall have and be entitled to exercise all of its rights under the Contracts listed on Section 2.18(a) of the Company Disclosure Schedule without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay had the transactions contemplated by this Agreement not occurred; and (iii) at and the Closing, the Company shall have received all approvals from the Governmental and all applicable Regulatory Authority relating to the change in control of the Company.

            (g)       Net Working Capital. The Company shall have not less than Two Million and No/100 Dollars ($2,000,000) in Adjusted Working Capital at the time of Closing.

January 2, 2008

            (h)       Releases. Each of the Sole Member and the officers and managers of the Company shall have executed and delivered a Release to the Company in accordance with Section 5.14.

            (i)       Investor Representation Statement. The parties hereto acknowledge and agree that the portion of the Stock Consideration shall constitute “restricted securities” within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”). The certificates of the Purchaser’s common stock evidencing the Stock Consideration shall bear the legends set forth in Section 6.3(i) below. The Sole Member shall execute and deliver to Purchaser an Investor Representation Statement in the form attached hereto as Exhibit C. It is acknowledged and understood that the Purchaser is relying on the written representations made by the Sole Member in the Investor Representation Statement.

            (j)       Certificate Legends. The Stock Consideration to be issued by Purchaser to the Sole Member shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws of the United States of America, including the Securities Act, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of the Purchaser’s common stock issued as all and/or any portion of the Stock Consideration shall bear the following legend and any additional legends required under any and all applicable laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, WITHOUT ANY VIEW TOWARDS RESALE, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

            (k)       Compliance with U.S. Securities Laws. The Sole Member agrees to comply with all requirements of the federal securities laws of the United States, including but not limited to Regulation FD, insider trading rules, and the requirements under Rule 144.

            (l)        Piggy-back Registration Rights. The Stock Consideration and Escrow Shares which are issued, delivered, and unconditionally released to Sole Member under the terms of this Agreement (the “Sole Member’s Shares”) shall be subject to the following registration rights:

January 2, 2008

                (i)        If, at any time and from time to time beginning from the Effective Date and ending the second anniversary of the Closing Date, the Board of Directors of the Purchaser shall authorize the filing with the SEC of a registration statement on Form S-1 or S-3 (“Registration Statement”) for the registration of shares of Purchaser’s common stock under the Securities Act in connection with a proposed public offering of the Purchaser’s common stock, then (A) Purchaser shall notify the Sole Member in writing of such proposed filing in the event the Purchaser first receives an opinion of counsel for the Purchaser that the Sole Member’s Shares may be sold pursuant to the Registration Statement (the “Registration Notice”), and (B) Sole Member shall have fifteen (15) days after the date of the mailing of the Registration Notice from Purchaser to Sole Member within which Sole Member shall deliver a written response to Purchaser (the “Election Response”) to have all or any portion of the Sole Member’s Shares included in such Registration Statement; provided, however, that the inclusion of any of Sole Member’s Shares in any such Registration Statement shall be subject (I) to the extent then permissible under the Securities Act and the rules and regulations thereunder, (II) to the extent permitted by, and on such terms and conditions as shall be required by, the managing underwriter of such offering, and (III) to the extent that it will not violate any contractual obligation of the Purchaser.

                (ii)        Purchaser shall not be required to include any of the Sole Member’s Shares in any Registration Statement unless the Sole Member first agrees, if so required by the Purchaser, to offer and sell the Sole Member’s Shares to or through an underwriter selected by the Purchaser and on substantially similar terms, including customary cross-indemnification terms, as those under which the other shares of Purchaser’s common stock included in the Registration Statement are to be offered and sold, and to comply with any arrangements with respect to the offer and sole of the Purchaser’s common stock to be registered thereunder to which the holders thereof will be required to agree as a condition to the inclusion of such shares of Purchaser’s common stock in the Registration Statement.

                (iii)        It shall be a condition precedent to the Purchaser’s obligation to register the Sole Member’s Shares pursuant to the provisions hereof that the Sole Member shall promptly provide to the Purchaser such information as the Purchaser and/or underwriter may reasonably request at any time and from time to time upon reasonable prior notice to enable the Purchaser and/or the underwriter to comply with any applicable law, rule or regulation or to facilitate the preparation of the Registration Statement.

                (iv)        The Purchaser shall pay all off the expenses associated with the Registration Statement and the offering arising as a result of the inclusion of the Sole Member’s Shares, other than underwriting commissions and/or discounts and applicable transfer taxes.

January 2, 2008

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS; INDEMNIFICATION

        7.1        Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of the Purchaser (whether or not exercised) to investigate the affairs of the Sole Member or the Company (whether pursuant to Section 5.1 or otherwise) or a waiver by the Purchaser of any condition to Closing set forth in Article 6, the Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement, except to the extent that the Purchaser has actual documented knowledge that a representation, warranty, covenant or agreement of the Sole Member is inaccurate or incorrect. Except for the representations and warranties set forth in Sections 2.2, 2.3(a), 2.11, 2.1419 2.19, and 2A.1 (which shall survive the Closing and continue until the applicable underlying statute of limitations has expired), all of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until April 1, 2009 (the “Expiration Date”). For the avoidance of doubt, each provision of Article 1 and all corresponding Schedules shall survive until the satisfaction of all obligations described therein, and each provision of Article 9 and Article 10 shall survive so long as it is relevant to any other surviving provision. No Action or Proceeding may be instituted to enforce, or seek damages or other remedies with respect to the breach of any representation or warranty after the expiration of the period of survival for such representation or warranty as described above.

        7.2        Indemnification by the Sole Member.

            (a)        After the Closing, the Purchaser and its Affiliates (including, after the Closing, the Company), officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) shall be indemnified and held harmless by the Sole Member for any and all Liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them) (hereinafter, “Loss(es)”), arising out of or resulting from:

                (i)        any inaccuracy in or breach (or any claim by any third party alleging or constituting an inaccuracy or breach) of any representation or warranty of the Company or the Sole Member, as of the date of this Agreement, contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

                (ii)        any breach of any covenant or agreement made by the Company or the Sole Member in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement;

January 2, 2008

                (iii)        Losses from breach of contract or other claims made by any party alleging to have had a contractual or other right to acquire Membership Interests in the Company or any of the Company’s Assets and Properties;

                (iv)        Losses with respect to any Company Expenses required to be paid by the Sole Member pursuant to Section 5.3; or

                (v)        Losses with respect to any Contract resulting from, relating to or arising out of the conduct of the Company’s business, including without limitation, Losses incurred as the result of any audit, renegotiation, termination, breach (other than breaches which occur after the Closing), amendment or adjustment of any Contract.

        7.3        Indemnification Procedures.

            (a)        The obligations and Liabilities of the Sole Member under this Article 7 with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article 7 (“Third Party Claims”) shall be governed by and contingent upon the terms and conditions set forth in this Section 7.3. If any Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Sole Member notice of such Third Party Claim within fifteen (15) days of the receipt by the Purchaser Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release any of the Sole Member from any of his obligations under this Article 7. The notice of claim shall describe in reasonable detail the facts known to the Purchaser Indemnified Party giving rise to such indemnification claim and the amount or good faith estimate of the amount arising therefrom.

            (b)        Except as provided by Section 5.9, the Sole Member shall be entitled to assume and control the defense of a Third Party Claim at his expense and through counsel of his choice (such counsel to be reasonably acceptable to the Purchaser Indemnified Party) if he gives notice of his intention to do so to the Purchaser Indemnified Party within fifteen (15) days of the receipt of such notice from the Purchaser Indemnified Party; provided, however, if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate for the same counsel to represent both the Purchaser Indemnified Party and the Sole Member, then the Purchaser Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which counsel is required, at the expense of the Sole Member. In the event that the Sole Member exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Sole Member shall conduct the defense of the Third Party Claim actively and diligently and the Purchaser Indemnified Party shall cooperate with the Sole Member in such defense and make available to the Sole Member at the expense of the Sole Member, all witnesses, pertinent records, materials and information in the Purchaser Indemnified Party’s possession or under the Purchaser Indemnified Party’s control relating thereto as is reasonably required by the Sole Member. Similarly, in the event the Purchaser Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Sole Member shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Sole Member’s expense, all such witnesses, records, materials and information in the Sole Member’s possession or under control of the Sole Member relating thereto as is reasonably required by the Purchaser Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party, which consent shall not be unreasonably delayed or withheld.

January 2, 2008

            (c)        The Sole Member hereby agrees that he will not make any claim for indemnification against the Purchaser (or the Company) by reason of the fact that the Sole Member was a controlling person, manager, officer, employee, agent or other representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Liabilities of any kind or otherwise and whether such claim is pursuant to any statute, charter, bylaw, Contract or otherwise) with respect to any Action or Proceeding, Third Party Claim or other Loss claim brought by any Purchaser Indemnified Party against the Sole Member (whether such Action, Proceeding, Third Party Claim or other Loss claim is pursuant to this Agreement, applicable law or otherwise).

        7.4        Right of Offset. Notwithstanding anything contained in this Agreement to the contrary, but subject to the provisions of Section 7.8 below, in the event any amounts are payable by the Sole Member to Purchaser Indemnified Party pursuant to this Article 7 after the completion of all of the indemnity procedures under this Section 7, the Purchaser may, if it is successful with respect to the position it has asserted, set-off and recoup such amounts against the Acquisition Consideration and/or the Earnout, to the extent that any such amount has not been previously paid to the Sole Member. The Purchaser’s right to set-off and recoup amounts payable by the Sole Member is in addition to, and not in lieu of, any other rights the Purchaser may have with respect to recovering such amounts from the Sole Member.

        7.5        Post-Closing 2007 Financial Statements of the Company. The Sole Member and the Purchaser, at their equal cost, shall jointly cause the Accountants of the Company at the time of the Closing to thereafter promptly prepare and provide to Purchaser on or before February 28, 2008, audited financial statements of the Company for the fiscal year ended December 31, 2007 (the “2007 Company Financials”), which are comparable to the Company Financials provided under Section 2.7 of this Agreement. The 2007 Company Financials (i) will be prepared in accordance with GAAP applied on a consistent basis, (ii) will be complete and correct, (iii) will be in accordance with the Books and Records of the Company and (iv) will present fairly, in all respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein.

        7.6        Management of the Company After Closing. Immediately after the Closing, the managers of the Company shall be Jin Kang, Steve Komar and James McCubbin, who shall hold office in accordance with the articles of organization and operating agreement of the Company.

        7.7        Indemnification by Purchaser. After the Closing, the Sole Member shall be indemnified and held harmless by the Purchaser for any and all Losses arising out of or resulting from: (i) any breach (or Claim by any third party alleging or constituting breach) of any representation or warranty of Purchaser, as of the Effective Date, as contained in this Agreement or in the Ancillary Agreements or any other instrument delivered pursuant to this Agreement and (ii) any breach of any covenant or agreement made by Purchaser in this Agreement or in the Ancillary Agreements.

January 2, 2008

        7.8        Limitations on Indemnification.

            (a)        Subject to Section 7.8(d) below, the aggregate liability of the Sole Member under this Section 7 for Losses incurred by the Company and/or the Purchaser Indemnified Parties shall be limited as follows:

                (i)        in the event the Company and/or Purchaser Indemnified Parties incur any Losses relating to any of the contracts of the Company as listed on Schedule 7.8, (the “Company Material Contracts”), then the total liability of the Sole Member for Losses relating to the Company Material Contracts shall be limited to the total amount and value of the Acquisition Consideration, except only that the Purchaser Indemnified Parties shall not seek any indemnification from the Sole Member unless and until the aggregate Losses incurred by the Company and/or any of the Purchaser Indemnified Parties equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Sole Member’s Material Contract Basket”), and then only to the extent the aggregate Losses exceed the Sole Member’s Material Contract Basket and

                (ii)        in the event the Company and/or Purchaser Indemnified Parties incur any Losses relating to anything other than the Company Material Contracts, then the total liability of the Sole Member for Losses relating to matters other than the Company Material Contracts shall be limited to twenty-five percent (25%) of the total amount and value of the Acquisition Consideration, except only that the Purchaser Indemnified Parties shall not seek any indemnification from the Sole Member unless and until such aggregate Losses incurred by the Company and/or any of the Purchaser Indemnified Parties equals or exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Sole Member’s Second Basket”), and then only to the extent the aggregate Losses exceed the Sole Member’s Material Contract Basket.

            (b)        For purposes of calculating the Losses relating to any of the Company Material Contracts which are not retained and/or fully performed by the Company for the remaining portion of the entire current term of each such Company Material Contract and all option periods under each Company Material Contract, then such Losses shall be deemed to be the earnings before interest, taxes, depreciation and amortization on the amount resulting from the difference between (i) the total expected revenues of each such contract as listed on Schedule 7.8 for the balance of the term of the contract plus any available option periods, as such are in effect as of the Closing Date, minus all of the expenses attributable or otherwise related to the Company Material Contracts (which shall include direct and indirect expenses and an allocation of overhead charges) which are not retained and/or fully performed by the Company, minus (ii) the actual revenues received by the Company from all the Company Material Contracts as of the date of any claim by Purchaser against Sole Member hereunder for any Losses relating to any of the Company Material Contracts, minus all of the expenses attributable or otherwise related to the Company Material Contracts (which shall include direct and indirect expenses and an allocation of overhead charges) which are not retained and/or fully performed by the Company.

January 2, 2008

            (c)        In the event the Sole Member is liable for the payment of any amount to any Purchaser Indemnified Party under this Agreement, then such payment shall be made in the following manner and sequence: (i) first, the then outstanding principal amount of the Installment Cash Note shall be reduced until exhausted, (ii) second, the Sole Member shall pay to the Purchaser any remaining amount due from Sole Member under this Section 7 by the payment of one-half (1/2) of such amount from the Closing Cash Consideration and one-half of such amount from the Stock Consideration until the Closing Cash Consideration and the Stock Consideration have been exhausted, and (iii) any remaining amount which is still due from Sole Member under this Section 7 shall be paid one-half (1/2) from the cash portion of any Earnout Amount and one-half (1/2) from any Earnout Shares. In the event the Sole Member uses any of the Stock Consideration and/or the Earnout Shares which are then in the unconditional possession of the Sole Member to satisfy any portion of the indemnify as provided in this Section 7, then the value of such shares shall be deemed to be the average of the closing sale prices of the Purchaser’s common stock as quoted on the AMEX for each of the ten (10) trading days immediately preceding such indemnity payment, except that if WidePoint is required to and timely files a Form 8-K with the Securities and Exchange Commission such 10-day trading period shall not commence until after the filing by the Purchaser of any required public disclosure under the Exchange Act relating to such Losses for which the Sole Member is liable for indemnification under this Agreement.

            (d)        Notwithstanding anything contained in this Agreement to the contrary, there shall be no limit whatsoever on the aggregate liability of the Sole Member for Losses under this Agreement in the event any such Losses result from any of the following by the Sole Member or Phoebe WU (i) fraud or (ii) a knowing, willful, grossly reckless and/or grossly negligent act, statement or omission.

            (e)        Any payment made by the Sole Member or the Purchaser under this Section 7 shall be deemed to be an adjustment to the Acquisition Consideration.

            (f)        Any insurance proceeds received by any indemnified party with respect to any Losses for which the indemnifying party has a then current indemnification obligation under this Section 7 shall reduce the amount payable to such indemnified party under this Section 7.

            (g)        Notwithstanding anything contained herein to the contrary, the Sole Member shall have no obligation to indemnify the Purchaser or the Company for any Losses to the extent such Losses relate or are otherwise attributable to a liability taken into account for purposes of determining the Working Capital Adjustment.

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

January 2, 2008

        8.1        Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

            (a)        by mutual agreement of all of the Sole Member and the Purchaser;

            (b)        by the Purchaser or the Sole Member if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on January 31, 2008 (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure, or the failure of any of such party’s Subsidiaries or Affiliates, to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final non-appealable Order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any Law or Order enacted, promulgated or issued by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal;

            (c)        by the Purchaser if there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would: (i) prohibit the Purchaser’s ownership or operation of all or any portion of the business of the Company or (ii) compel the Purchaser to dispose of or hold separate all or any portion of the Assets and Properties of the Company as a result of the Acquisition;

            (d)        by the Purchaser if it is not in material breach of its representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Company (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the date specified in Section 8.1(b)(i); and

            (e)        by the Sole Member if he is not in material breach of his representations, warranties, covenants and agreements under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Purchaser and (i) the Purchaser is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Purchaser (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the date specified in Section 8.1(b)(i).

        8.2        Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Purchaser, the Sole Member or the Company, or their respective managers, officers, directors or members or Affiliates or Associates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3, 5.4, 5.5 and 8.2, Article 9 (exclusive of Section 9.3) and the applicable definitions set forth in Article 10 shall remain in full force and effect and survive any termination of this Agreement.

January 2, 2008

        8.3        Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4        Extension; Waiver. At any time prior to the Closing, the Purchaser and the Sole Member may (but shall not be obligated to), to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9
MISCELLANEOUS PROVISIONS

        9.1        Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or sent through a nationally recognized overnight delivery service (such as Federal Express), to the parties at the following addresses or facsimile numbers:

        If to the Purchaser to:

WidePoint Corporation One Lincoln Centre, Suite 1100 Oakbrook Terrace, IL 60181 Facsimile No.: 630.629.7559 Attn: James T. McCubbin, Vice President and C.F.O.

        with a copy (which shall not constitute notice) to:

Foley & Lardner LLP 3000 K Street, N.W., Suite 500 Washington, D.C. 20007 Facsimile No.: 202.672.5399 Attn: Thomas L. James, Esq.

        If to the Company:

c/o Jin Kang 1163 Daleview Dr. McLean, VA 22102 Facsimile No.: 703-738-9937 Attn: Jin Kang

January 2, 2008

        If to the Sole Member:

Mr. Jin Kang 7926 Jones Branch Dr. Suite 520 McLean, VA 22102 Facsimile No.: 703-848-3560 Attn: Jin Kang

        with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP 345 Park Avenue New York, New York 10177 Facsimile No.: 212-656-1076 Attn: Lloyd L. Rothenberg, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section 9.1, be deemed given upon facsimile confirmation, and (c) if delivered by overnight delivery service to the address as provided in this Section 9.1, be deemed given on the earlier of the first Business Day following the date sent by such overnight delivery service or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

        9.2        Entire Agreement. This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule, constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (including specifically, without limitation, the Letter of Intent dated October 9, 2007, by and between the Company and the Purchaser), except for the Confidentiality Agreements (which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with their terms), and shall be deemed to have the same effect on construction or interpretation of this Agreement as if set forth herein.

January 2, 2008

        9.3        Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, each party shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to cooperate in causing the conditions to its obligations to consummate the Acquisition to be satisfied.

        9.4        Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

        9.5        Third-Party Beneficiaries. Except for Section 5.9, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Section 5.9 or Article 7; provided, that this Section 9.5 shall not be construed to prohibit an action for consideration which is unpaid at a time when the Purchaser is then obligated to pay such amounts pursuant to Article 1.

        9.6        No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

        9.7        Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

        9.8        Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

January 2, 2008

        9.9        Governing Law, Dispute Resolution. This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia as applied to contracts entered into by Virginia residents and performed entirely in Commonwealth of Virginia, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Commonwealth of Virginia. Any dispute, controversy or Claim arising out of or relating to this Agreement or any ancillary Agreement, or the breach thereof, shall be settled by binding arbitration before three (3) arbitrators selected in accordance with rules of the American Arbitration Association, with such arbitrators having experience in mergers and acquisition transactions, and with such arbitration being administered by the American Arbitration Association under its commercial arbitration rules, and the judgment on the award rendered by such arbitrators may be entered in any state court or federal court sitting in the Commonwealth of Virginia, with each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any arbitration shall be held in the county of Fairfax, Commonwealth of Virginia. The Purchaser and Sole Member shall equally bear any arbitration fees and administrative costs associated with such arbitrations, except that each party shall bear its own legal fees and costs; provided, however, the prevailing party in such arbitration, as determined by the arbitrators, shall be awarded its costs and reasonable attorneys’ fees incurred in connection with such arbitration. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        9.10        WAIVER OF TRIAL BY JURY AND PUNITIVE DAMAGES. IN ANY ACTION OR PROCEEDING ARISING HEREFROM IN WHICH A PARTY SEEKS TO ENTER THE ARBITRATION AWARD IN COURT AS PROVIDED IN SECTION 9.9 ABOVE, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY SUCH ACTION OR PROCEEDING, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING. THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

        9.11        Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to which party drafted this Agreement and/or any changes hereto.

January 2, 2008

        9.12        Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        9.13        Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding Section 9.9, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Nothing in Article 7 shall be construed or interpreted to limit this Section 9.13.

        9.14        Certain Limitations. It is the explicit intent and understanding of each of the parties that no parties nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, including the exhibits and disclosure schedules referred to herein, and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties expressly set forth in this Agreement, including the exhibits and disclosure schedules referred to herein.

ARTICLE 10
DEFINITIONS

        10.1        Definitions. As used in this Agreement, the following defined terms shall have the meanings indicated below:

        “Actions or Proceedings” means any action, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or Governmental or Regulatory Authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

        “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

January 2, 2008

        “Agreement” means this Membership Interest Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the Company Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

        “Approval” means any approval, authorization, consent, novation, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

        “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

        “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

        “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including, without limitation, financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, Membership Interest certificates and books, transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company) that is restricted by agreement or applicable law from being disclosed to the Purchaser and/or Persons.

        “Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the Effective Date or the exercise of options or warrants outstanding on the Effective Date or issued in accordance with this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the Assets and Properties of such Person (including by way of exclusive license or joint venture formation) other than sales of inventory and the granting of licenses in the ordinary course of such Person’s business and consistent with past practice, or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, to do any of the foregoing.

January 2, 2008

        “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

        “Business or Condition of the Purchaser” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Purchaser and its Subsidiaries, considered in the aggregate.

        “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company, considered in the aggregate.

        “Company Disclosure Schedule” means the schedules delivered to the Purchaser by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 or otherwise.

        “Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by the Company; (b) is licensed to Company; or (c) is used in or necessary for the conduct of the business of the Company as presently conducted.

        “Company Options” means any Option to purchase or otherwise acquire Membership Interests in the Company.

        “Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company.

        “Company’s 2006 Revenue” means the amount of the gross revenues of the Company for the twelve months ending December 31, 2006, as determined in a manner consistent with the determination of gross revenues of the Company for the twelve months ended December 31, 2005 set forth in the Company Financials.

        “Contract” means any note, bond, mortgage, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, or other agreement or arrangement, oral or written, including any Government Contract.

        “Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

January 2, 2008

        “Equity Equivalents” means securities (including Options to purchase Membership Interests in the Company) which, by their terms, are or may be exercisable, convertible or exchangeable for or into Membership Interests, common stock, preferred stock or other securities at the election of the holder thereof.

        “Government Contract” means any Contract to which the Company is a party with any Governmental or Regulatory Authority or any Contract to which the Company is a party that is a subcontract (at any tier) with another Person that holds either a prime contract with any Governmental or Regulatory Authority or a subcontract (at any tier) under such a prime contract.

        “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

        “Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

        “Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases classified as such under GAAP and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

        “Intellectual Property” means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, industrial models, processes, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

January 2, 2008

        “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

        “Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

        “Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

        “License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

        “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

        “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” equity right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or managers of such Person.

January 2, 2008

        “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

        “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

        “Plan” mean (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, of which any of the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an “ERISA Affiliate”) is a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is required to make contributions, and (b) any employment, severance or other arrangement or policy of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

        “Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and servicemarks, intent-to-use applications, or other registrations or applications to trademarks or servicemarks; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental or Regulatory Authority.

        “Subsidiary” means any Person in which the Purchaser, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

        “Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including, without limitation, Section 203 of the Delaware General Corporation Law.

        “Tax” or “Taxes” means (a) any federal, state, local, or foreign income, gross receipts, single business, commercial activity, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any Liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person.

January 2, 2008

        “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, including, without limitation, Form 1040, Schedule C, and Form 4797 of the Sole Member.

        10.2        Construction.

            (a)        Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to the Purchaser, on the one hand, and the Company (prior to the Closing) and the Sole Member, on the other, and the terms “third party” or “third parties” refers to Persons other than the Purchaser, the Company or the Sole Member.

            (b)        When used herein, the phrase “to the knowledge of” any Person or “known to” any Person, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors, managers, members and/or officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, “due inquiry” with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders or members owning more than ten percent (10%) of the equity interests, by vote or value, of such Person. For purposes of this Agreement, the phrase “to the knowledge of the Company” shall be deemed to be satisfied by the actual knowledge of the following persons and knowledge of facts that such individuals should have after due inquiry: (i) Jin Kang, Phoebe Wu, Warren Hoppe, Doug Meyer, Todd Dzyak, and Todd MacMillen.

January 2, 2008

[SIGNATURE PAGE FOLLOWS]

January 2, 2008

        IN WITNESS WHEREOF, the Purchaser, the Company and the Sole Member, have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

WIDEPOINT CORPORATION
By: _____________________________
Name:
Title:
iSYS, LLC
By: _____________________________
Name: Jin Kang
Title: President
SOLE MEMBER:
_____________________________
Jin Kang, Individually

Exhibit – A
Earnout Formula

A four year earn-out covering earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company (which includes all business and activities of the Company including, without limitation, all business and activities which may be transferred from the Company to another entity or which are otherwise conducted in another entity) for each Earnout Year. EBITDA for each Earnout Year shall be computed in accordance with generally accepted accounting principles consistently applied and interpreted except that (i) amortization shall not include any amortization attributable to software developed by the Company or otherwise in any Earnout Year, and (ii) no deduction shall be made for overhead, management or similar charges except to the extent agreed to in writing by Sole Member prior to such expense being incurred. A loss or negative EBITDA for one Earnout Year shall not reduce or otherwise affect EBITDA in another Earnout Year. EBITDA exceeding $1.4 Million for each of the four measurement years shall be considered Qualifying Profits. 67% of Qualifying Profits shall be considered Achieved Earnout in each of the first three Earnout Years and 50% of Qualifying Profits shall be considered Achieved Earnout for the final or fourth Earnout year. WidePoint shall pay the amount of the Achieved Earnout to Sole Member in accordance with Section 1.4 of the Membership Interest Purchase Agreement.

For example, if EBITDA (adjusted in accordance with the provisions above) for the 2008 calendar year is $2,000,000 then WidePoint shall pay the sole member $402,000 (i.e., 67% x ($2,000,000 — $1,400,000)) of which $202,000 shall be paid in cash and $202,000 shall be payable in the form of 202,000 privately issued shares of WidePoint.